UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to Section 240.14a-12

American Express Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY MATERIALS—SUBJECT TO REVIEW

AMERICAN EXPRESS COMPANY 200 VESEY STREET NEW YORK, NEW YORK 10285

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

DATE	Monday, April 27, 2009, at 10:00 a.m. Eastern Time

PLACE	American Express Service Center 7701 Airport Center Drive Greensboro, North Carolina 27409

ITEMS OF BUSINESS	(1) Election of Directors.

(2) Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009.

(3) Advisory (non-binding) vote approving executive compensation.

(4) Shareholder proposal relating to cumulative voting for Directors.

(5) Shareholder proposal relating to the calling of special shareholder meetings.

(6) Such other business that may properly come before the Meeting.

RECORD DATE	You can vote if you are a shareholder of record on February 27, 2009.

STEPHEN P. NORMAN
Secretary & Corporate Governance Officer

March [            ], 2009

PRELIMINARY PROXY MATERIALS—SUBJECT TO REVIEW

AMERICAN EXPRESS COMPANY 200 VESEY STREET NEW YORK, NEW YORK 10285

March [    ], 2009

PROXY STATEMENT

GENERAL INFORMATION

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of American Express Company for the 2009 Annual Meeting of Shareholders and for any adjournment or postponement of the Meeting. In this proxy statement, we refer to American Express Company as “the Company,” “we,” “our” or “us.”

We are holding the Annual Meeting at 10:00 a.m. Eastern Time on Monday, April 27, 2009, at the Company’s Service Center in Greensboro, North Carolina, and invite you to attend in person. Directions to the Company’s Greensboro Service Center are on page 61. If you need special assistance at the Meeting because of a disability, you may contact Stephen P. Norman, our Secretary, by telephone at (212) 640-5583, by e-mail at stephen.p.norman@aexp.com or by writing to him at the Company’s headquarters at 200 Vesey Street, New York, New York 10285.

The Company has arranged for a live audio webcast of the 2009 Annual Meeting to be accessible to the general public on the Internet at http://ir.americanexpress.com. (Information from such site is not incorporated by reference into this proxy statement.) A replay of the Meeting’s audio webcast will also be available at the same Web site address beginning later the same day.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be

Held on April 27, 2009

The Company’s Proxy Statement and 2008 Annual Report to Shareholders are available at www.proxyvote.com.

We are pleased this year once again to take advantage of the Securities and Exchange Commission (SEC) rule that permits companies to furnish proxy materials to shareholders over the Internet. On or about March [            ], 2009, we started mailing to certain of our shareholders a Notice of Internet Availability of Proxy Materials. This Notice contains instructions on how to access our proxy statement and 2008 Annual Report to Shareholders and vote online. By furnishing this Notice, we are lowering the costs and reducing the environmental impact of our Annual Meeting.

Shareholders who did not receive the Notice of Internet Availability of Proxy Materials will continue to receive a paper or electronic copy of our proxy statement and 2008 Annual Report, which we intend to start mailing on or about March [            ], 2009.

VOTING INFORMATION

Record Date

You may vote all common shares that you owned as of February 27, 2009, which is the record date for the Annual Meeting. On February 27, 2009, we had 1,159,636,176 common shares outstanding and eligible to vote. Each common share is entitled to one vote on each matter properly brought before the Meeting.

Ownership of Shares

You may own common shares in one or more of the following ways:

•

directly in your name as the shareholder of record, including shares purchased through the BuyDIRECT stock purchase plan or restricted stock awards issued to employees under our long-term incentive plans;

•	indirectly through a broker, bank or other holder of record in “street name”; or

•	indirectly through the American Express Company Stock Fund of our Retirement Savings Plan (RSP) or the Employee Stock Ownership Plan of Amex Canada, Inc.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us. If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by completing the voting instruction form that accompanies your proxy materials. Regardless of how you hold your shares, we invite you to attend the Meeting.

How to Vote

Your vote is important. We encourage you to vote promptly. Internet and telephone voting are available through 11:59 p.m. Eastern Time on Wednesday, April 22, 2009, for shares held in employee plans, and through 11:59 p.m. Eastern Time on Sunday, April 26, 2009, for all other shares. You may vote in the following ways:

By Telephone. If you are located in the United States or Canada, you can vote your shares by calling the toll-free telephone number and following the recorded instructions. You will need the 12-digit Control Number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompany your proxy materials, as applicable. You may vote by telephone 24 hours a day. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card or your voting instruction form.

By Internet. You can also vote your shares by the Internet. You will need the 12-digit Control Number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompany your proxy materials, as applicable. You may vote by the Internet 24 hours a day. As with telephone voting, you will be able to confirm that the system has properly recorded your votes. You may incur telephone and Internet access charges if you vote by the Internet. If you vote by the Internet, you do not need to return your proxy card or your voting instruction form.

By Mail. If you are a holder of record, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold shares in street name, please complete and mail the voting instruction form.

At the Annual Meeting. The way you vote your shares prior to the Meeting will not limit your right to change your vote at the Meeting if you attend in person. If you hold your shares in street name, you must obtain a valid proxy, executed in your favor, from the holder of record if you wish to vote these shares at the Meeting.

All shares that have been properly voted and not revoked will be voted at the Meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board of Directors recommends.

Revocation of Proxies. You can revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our Secretary, (2) submit a later-dated proxy (or voting instruction form if you hold shares in street name), (3) provide subsequent telephone or Internet voting instructions or (4) vote in person at the Meeting.

Shares Held Under Plans

If you participate in the BuyDIRECT stock purchase plan, your proxy includes the number of shares enrolled in that plan as well as any shares you have acquired through dividend reinvestment. If you participate in the RSP or the Employee Stock Ownership Plan of Amex Canada, Inc., your proxy includes shares that the relevant plan has credited to your account.

To allow sufficient time for the RSP and the Employee Stock Ownership Plan of Amex Canada, Inc. trustees to vote, the trustees must receive your voting instructions by 11:59 p.m. Eastern Time on Wednesday, April 22, 2009. If the trustees for the RSP and the Employee Stock Ownership Plan of Amex Canada, Inc. do not receive your instructions by that date, the trustees will not vote your shares.

Confidential Voting

We maintain the confidentiality of the votes of individual shareholders. We do not disclose these votes to any member of management, unless we must disclose them for legal reasons. However, if a shareholder writes a comment on the proxy card, the comment will be forwarded to management. In reviewing the comment, management may learn how the shareholder voted. In addition, the Inspectors of Election and selected employees of our independent tabulating agent may have access to individual votes in the normal course of counting and verifying the vote.

Quorum and Required Vote

Quorum. We will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the Meeting, either in person or by proxy.

Routine and Non-Routine Proposals. New York Stock Exchange (NYSE) rules determine whether proposals presented at shareholder meetings are routine or not routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is not routine and the owner does not provide any instructions.

We have been advised by the NYSE that the election of Directors, the ratification of the appointment of our independent registered public accounting firm and the advisory (non-binding) vote approving executive compensation are routine items. The shareholder proposals are not routine items.

Broker Vote. If you hold your shares in a bank or brokerage account, you should be aware that if you fail to instruct your bank or broker how to vote within 10 days of the Meeting, the bank or broker is permitted to vote your shares in its discretion on your behalf on routine items. While banks and brokers have historically cast their votes on routine items in support of management in the absence of instructions from their clients, many firms are now casting uninstructed votes in the same proportion as their clients’ instructed votes. Thus, if you want to assure that your shares are voted in accordance with your wishes on Items 1, 2 and 3, the routine matters in this proxy statement, you should complete and return your voting instruction form before April 17, 2009.

Votes Required for the Election of Directors and Approval of the Proposals. To elect Directors and adopt the other proposals, the following votes are required:

Item	Vote Required	Abstentions and Broker Non-Votes, if any

Election of Directors	Affirmative vote of a majority of the votes cast	Not considered as votes cast and have no effect on the outcome

Ratification of appointment of independent accounting firm	Approval of the majority of the votes cast	Not considered as votes cast and have no effect on the outcome

Advisory (non-binding) vote approving executive compensation	Approval of the majority of the votes cast	Not considered as votes cast and have no effect on the outcome

Shareholder Proposals	Approval of the majority of the votes cast	Not considered as votes cast and have no effect on the outcome

There are no cumulative voting rights.

Multiple Shareholders Sharing the Same Address

In accordance with the notices we previously sent to street name shareholders who share a single address, we are sending only one Notice of Internet Availability of Proxy Materials or one 2008 Annual Report and proxy statement to that address unless we have received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate Notice of Internet Availability of Proxy Materials or a separate 2008 Annual Report and proxy statement, he or she may contact the Company’s Secretary. If you are receiving multiple copies of our 2008 Annual Report and proxy statement or Notice of Internet Availability of Proxy Materials, you can request householding by contacting the Company’s Secretary. The contact information for the Company’s Secretary is stated on page 1 under “General Information.”

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies on behalf of the Board of Directors. Our Directors, officers or employees may solicit proxies for us in person, or by mail, telephone, facsimile or electronic transmission. We have hired Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to help us distribute and solicit proxies. We will pay them $17,500 plus expenses for these services.

CORPORATE GOVERNANCE

Our business is managed by the Company’s employees under the direction and oversight of the Board of Directors. Except for Kenneth I. Chenault, our Chairman and Chief Executive Officer, none of our Board members is an employee of the Company. The Board limits membership of the Audit Committee, Compensation and Benefits Committee and Nominating and Governance Committee to independent, non-management Directors. We keep Directors informed of our business through discussions with management, materials we provide to them, visits to our offices and their participation in Board and Board Committee meetings.

The Board of Directors has adopted Corporate Governance Principles which, along with the charters of the Board Committees, the Company’s Code of Conduct for employees and the Code of Business Conduct for Directors, provide the framework for the governance of the Company. The Board of Directors has also appointed a Corporate Governance Officer to promote best practices and help the Company remain in the forefront of good corporate governance. The Corporate Governance Officer periodically reviews the Company’s governance principles and practices to assure that they continue to reflect high standards and makes recommendations to the Nominating and Governance Committee in connection with the Company’s governance practices.

A complete copy of the Company’s Governance Principles, the charters of each of the Board Committees and the Codes of Conduct for employees and Directors may be found on the Company’s Investor Relations Web site at http://ir.americanexpress.com. Copies of these materials are available without charge upon written request to the Secretary of the Company.

Summary of the Company’s Corporate Governance Principles

Independence of Directors. A substantial majority of the Board of Directors shall consist of independent, non-management Directors who meet the criteria for independence required by the NYSE.

A Director is independent if he or she does not have a material relationship with the Company or one of its subsidiaries.

The Board has established the following guidelines to assist it in determining Director independence.

1. A Director will not be considered independent if:

(i)	within the last three years the Director was an employee of the Company or an immediate family member was an executive officer of the Company;

(ii)	the Director or an immediate family member received, during any twelve-month period within the last three years, more than $120,000 per year in direct compensation from the Company (other than Director and Committee fees and pension or other deferred compensation);

(iii)	the Director or an immediate family member is a partner of the Company’s independent registered public accounting firm; the Director is a current employee of such firm; a member of the Director’s immediate family is an employee of such firm and works on the Company’s audit; or the Director or immediate family member was within the last three years a partner or employee of such firm and worked on the Company’s audit;

(iv)	within the last three years an executive officer of the Company served on the compensation committee of another company that employed the Director, or an immediate family member of the Director, as an executive officer; or

(v)	the Director is a current employee, or has an immediate family member who is an executive officer, of a company that made payments to, or received payments from, the Company in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

2. The Board has determined that a material relationship with the Company will be deemed to exist if a Director is:

(i)	an executive officer of a charitable organization and the annual contributions of the Company and the American Express Foundation to the organization (exclusive of gift-match payments) exceed the greater of $1 million or 2% of the organization’s total annual revenues;

(ii)	a partner of or of counsel to a law firm that performs substantial legal services to the Company on a regular basis; or

(iii)	a partner, officer or employee of an investment bank or consulting firm that performs substantial services to the Company on a regular basis.

3. The Board of Directors also has determined that the following relationships are not material and do not impair a Director’s independence:

(i)

possession and use of an American Express® Card or use of the Company’s travel services by a Director or his or her immediate family members on terms and conditions similar to those available to other Cardmembers;

(ii)

incurring indebtedness to the Company, on the American Express® Card or otherwise as permitted by law, or use of the Company’s financial services, by a Director or his or her immediate family members on terms and conditions similar to those available to other persons of like creditworthiness;

(iii)	transactions in the ordinary course of business between the Company and another company where the Director or an immediate family member serves as an executive officer, provided the Director or immediate family member owns less than a 10% equity interest in the other company and the amounts paid or received by the other company did not exceed, in any of the last three fiscal years, the greater of $1 million or 1% of its consolidated gross revenues;

(iv)	transactions in the ordinary course of business between the Company and another company where the Director serves on the other company’s board and owns less than a 10% equity interest in the other company, regardless of the amount involved;

(v)	service on the board of another public company on which an executive officer of the Company also serves as a board member, except for compensation committee interlocks described in Section 1(iv);

(vi)	service as a director, trustee or executive officer of a charitable organization where an executive officer of the Company also serves as a director or trustee, unless the annual contributions of the Company and the American Express Foundation to the organization (exclusive of gift-match payments) exceed the greater of $1 million or 1% of the organization’s total annual revenues;

(vii)	service as an executive officer of a public company that also uses the Company’s independent registered public accounting firm;

(viii)	membership in the same professional association, social, fraternal or religious organization or club as an executive officer of the Company; or

(ix)	prior attendance at the same educational institution as an executive officer of the Company.

Based on these guidelines, on January 26, 2009, the Board of Directors determined that 10 of the Company’s 12 Director nominees are independent: Ms. Burns and Messrs. Akerson, Chernin, Leschly, Levin, McGinn, Miller, Reinemund, Walter and Williams. The other non-management Director nominee, Ms. Barshefsky, as well as Mr. Chenault, are not deemed independent under these guidelines.

Composition of the Board. Directors should be persons who have achieved prominence in their fields and who possess significant experience in areas of importance to the Company, such as general management, finance, marketing, technology, law, international business or public sector activities.

Directors should possess integrity, independence, energy, forthrightness, analytical skills and commitment to devote the necessary time and attention to the Company’s affairs. Directors should possess a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

Voting for Directors. In a non-contested election, the vote required to elect a Director by the shareholders is the affirmative vote of a majority of the votes cast in favor of or against a nominee. In any such election of Directors, any incumbent Director who receives a greater number of votes “against” his or her election than votes “for” such election shall immediately submit his or her resignation to the Board. The Board of Directors, excluding such Director, shall decide whether or not to accept such resignation and shall promptly disclose and explain its decision in a Form 8-K filed with the Securities and Exchange Commission within 90 days after the results of the election are certified. In deciding whether or not to accept the resignation, the Board shall consider all factors deemed relevant, including the stated reason why shareholders who cast “against” votes did so, the qualifications of the Director, and whether the Director’s resignation from the Board would be in the best interests of the Company and its shareholders. The Board will also consider a range of possible responses to the shareholder vote, including, for example, acceptance of the resignation or rejection of the resignation and having the Director continue to serve but curing the grievance causing the “against” votes.

In a contested election, the Director nominees who receive the plurality of votes cast are elected as Directors.

Communicating with Directors. Communications to the Board or to individual members of the Board may be made by letter, e-mail or telephone and should be directed to the Company’s Secretary, who will forward them to the intended recipients. If a shareholder wishes to communicate a concern to the Chair of the Audit Committee about the Company’s financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chair of the Audit Committee in care of the Company’s Secretary. If the concern relates to the Company’s governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the Chair of the Nominating and Governance Committee in care of the Company’s Secretary. If the shareholder is unsure as to which category his or her concern relates, he or she may communicate it to any one of the independent Directors in care of the Company’s Secretary. The contact information for the Company’s Secretary is stated on page 1 under “General Information.”

The Company’s “whistleblower” policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern in good faith. If a shareholder nonetheless prefers to raise his or her concern to the Board in a confidential or anonymous manner, the concern may be directed to the Office of the Ombudsperson at the Company’s headquarters or by telephone at 1-800-297-1010. The Ombudsperson will refer the concern to the Chair of the Audit Committee who will assure that the matter is properly investigated.

Executive Sessions. The non-management Directors shall meet periodically in executive session without the Chief Executive Officer present, and the independent non-management Directors shall meet in executive session at least once annually.

The executive sessions of non-management Directors shall be presided over by the Director who is the chairman of the Committee responsible for the issue being discussed. Executive sessions relating to general topics, such as the review of the Company’s overall performance, shall be presided over by the longest serving Director. The Board schedules at least three executive sessions of non-management Directors each year, including one executive session of independent Directors only. However, any Director may request additional executive sessions of non-management Directors to discuss any matter of concern. During 2008, the Board held four executive sessions of non-management Directors, one of which included independent Directors only.

Other. Non-management Directors shall have access to individual members of management or to other employees of the Company on a confidential basis. Directors are authorized to conduct independent investigations and to hire outside consultants or experts at the Company’s expense. Directors shall also have access to Company records and files, and Directors may contact other Directors without informing Company management of the purpose or even the fact of such contact.

The Company believes that each Director should have a substantial personal investment in the Company. A personal holding of 20,000 shares of the Company is recommended for each Director. Directors are expected to acquire and maintain this share ownership threshold within five years of joining the Board.

The Board of Directors encourages all its members to attend the Annual Meeting of Shareholders. In April 2008, 10 of the Director nominees were present at the Annual Meeting of Shareholders.

Board Meetings

During 2008, the Board of Directors met 12 times. All of our Directors attended 75% or more of the meetings of the Board and Board Committees on which they served in 2008.

The following table lists our four Committees, the Directors who currently serve on them and the number of Committee meetings held in 2008.

Membership on Board Committees

Name	Audit	Compensation and Benefits	Nominating and Governance	Public Responsibility
Mr. Akerson	C		•
Ms. Barshefsky				C
Ms. Burns	•
Mr. Chenault
Mr. Chernin		•		•
Mr. Leschly		C		•
Mr. Levin	•			•
Mr. McGinn		•	•
Mr. Miller		•	•
Mr. Reinemund			•	•
Mr. Walter	•	•	C
Mr. Williams	•
2008 Meetings	14	9	4	3

C = Chair

• = Member

Audit Committee

The responsibilities of the Audit Committee are described in the following Report of the Audit Committee.

All members of the Audit Committee are independent Directors as required by the listing standards of the NYSE and the Company’s Corporate Governance Principles. The Board has also determined that each of the members of the Audit Committee meets the requirements for being an “audit committee financial expert” as defined by SEC rules.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Company’s independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements. The Audit Committee also has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to communication with audit committees. In addition, the Audit Committee has received from the independent auditors the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, has discussed with the independent auditors their independence from the Company and its management, and has considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence.

The Audit Committee discussed with the Company’s internal auditors and independent auditors the overall scope and plans for their respective audits. The internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the Company’s General Auditor, who is accountable to the Audit Committee. The Audit Committee met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements be included in the Company’s 2008 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Daniel F. Akerson, Chairman

Ursula M. Burns

Richard C. Levin

Robert D. Walter

Ronald A. Williams

Compensation and Benefits Committee

The Compensation and Benefits Committee (Compensation Committee) has oversight responsibility for the compensation and benefit programs for executive officers and other employees. The processes and procedures by which the Compensation Committee considers and determines named executive officer compensation are described in the Compensation Discussion and Analysis included in this proxy statement. The Compensation Committee may delegate all or a portion of the authority granted to it by the Board to one or more Compensation Committee members, senior executives or committees in accordance with applicable laws, regulations and plan requirements. All members of the Compensation Committee are independent Directors as required by the listing standards of the NYSE and the Company’s Corporate Governance Principles.

Compensation Committee Interlocks and Insider Participation. The current members of the Compensation Committee are Messrs. Chernin, Leschly, McGinn, Miller and Walter. Mr. Popoff served as a member of the Compensation Committee until his retirement as a Director in April 2008. None of the current members or Mr. Popoff is a former or current officer or employee of the Company or any of its subsidiaries. None of the current members or Mr. Popoff has any relationship required to be disclosed under this caption under the rules of the SEC.

Nominating and Governance Committee

The Nominating and Governance Committee considers and recommends candidates for election to the Board, advises the Board on Director compensation, oversees the annual performance evaluations of the Board and Board Committees, advises the Board on corporate governance matters and administers the Company’s Related Person Transaction Policy. All members of the Nominating and Governance Committee are independent Directors as required by the listing standards of the NYSE and the Company’s Corporate Governance Principles.

Director Nomination Process. The Nominating and Governance Committee considers and recommends candidates for election to the Board. The Committee also considers candidates for election to the Board who are submitted by shareholders. Each member of the Committee participates in the review and discussion of Director candidates. In addition, Directors who are not on the Committee may meet with and evaluate the suitability of candidates. In making its selections of candidates to recommend for election, the Committee seeks persons who have achieved prominence in their fields and who possess significant experience in areas of importance to the Company, such as general management, finance, marketing, technology, law, international business or public sector activities. The minimum qualifications that the Nominating and Governance Committee believes must be met for a candidate to be nominated include integrity, independence, energy, forthrightness, strong analytical skills and the willingness to devote appropriate time and attention to the Company’s affairs. Candidates should also demonstrate a willingness to work as part of a team in an atmosphere of trust and a commitment to represent the interests of all the shareholders rather than those of a specific constituency.

Shareholders who wish to submit nominees for election at an annual or special meeting of shareholders should follow the procedure described on page 59. The Nominating and Governance Committee applies the same standards in considering candidates submitted by shareholders as it does in evaluating candidates submitted by members of the Board of Directors.

Public Responsibility Committee

The Public Responsibility Committee reviews issues that affect the communities in which we work or the public interest in general. These issues include legislation and regulation affecting the Company, philanthropic programs, the Company’s political action committee and corporate political contributions, government relations activities, other policies affecting the communities in which the Company operates, and the environment.

COMPENSATION OF DIRECTORS

It is the goal of the Nominating and Governance Committee to maintain the level of Director compensation above the mid-point of comparable companies. In 2005, the Committee engaged an independent compensation advisory firm, Frederic W. Cook & Co., Inc., to review Director compensation, and, as a result of that review, in 2006, the Committee recommended that the Directors receive the compensation described below. The Committee reviews Director compensation approximately every two years. In 2008, the Committee determined not to make any changes.

The following table provides information on the Company’s compensation of non-management Directors for 2008. In addition, the Company reimburses Directors for out-of-pocket expenses attendant to Board membership.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Mr. Akerson	$110,000	$62,322	$0	$60,385	$25,645	$258,352
Ms. Barshefsky	87,500	62,322	0	0	71	149,893
Ms. Burns	90,000	62,322	0	0	19,013	171,335
Mr. Chernin	85,000	62,322	0	4,890	71	152,283
Mr. Jordan	45,000	0	0	92,891	75,024	212,915
Mr. Leschly	100,000	62,322	0	51,126	35,813	249,261
Mr. Levin	90,000	62,322	0	2,912	71	155,305
Mr. McGinn	85,000	62,322	0	0	71	147,393
Mr. Miller	85,000	62,322	0	0	24,996	172,318
Mr. Popoff	47,500	0	0	21,085	75,024	143,609
Mr. Reinemund	82,500	62,322	0	0	71	144,893
Mr. Walter	102,500	62,322	0	5,681	16,521	187,025
Mr. Williams	90,000	62,322	0	0	71	152,393

(1)	Annual Retainers. The Company pays its non-management Directors an annual retainer of $80,000 for Board service and pays an additional annual retainer of $10,000 to members of the Audit Committee and $5,000 to members of the Compensation and Benefits Committee, including the chairs. The Company also pays an annual retainer to the chair of each of the Committees as follows: Audit $20,000; Compensation and Benefits $15,000; Nominating and Governance $10,000; and Public Responsibility $10,000. The Company pays no fees for attending meetings, but the annual retainer for Board service of $80,000 is reduced by $20,000 if a Director does not attend at least 75% of our Board meetings and meetings of any Committee on which he or she serves. All the non-management Directors, except for Messrs. McGinn and Reinemund, deferred all or a portion of their 2008 retainers into either a cash account, a share equivalent unit account, or both, under the Deferred Compensation Plan for Directors and Advisors described below in note 4. Messrs. Jordan and Popoff retired from Board service in April 2008. Included in this column is the portion of the annual retainer for Board and Committee service each received in 2008.

(2)	Share Equivalent Unit Plan. To assure that the majority of each non-management Director’s annual compensation is aligned with shareholder interests, each non-management Director is credited with share equivalent units (SEUs) upon election or re-election at each annual meeting of shareholders. Each SEU reflects the value of a common share of the Company. Each Director receives additional SEUs as dividend equivalents on the units in his or her account. SEUs do not carry voting rights and must be held until a Director ends his or her service as a Director or, if applicable, as an Advisor. At that time, each SEU is payable in cash equal to the then value of one Company common share. The SEUs do not count toward the share ownership guidelines we have established for Directors.

Upon his or her re-election to the Board on April 28, 2008, each non-management Director was credited with 3,400 SEUs, having a date of grant fair value of $162,826, based on the price of Company common shares on such date. We have reported in this column (i) the grant date fair value of these SEU awards, which was recognized as an expense by the Company in its financial statements in 2008, reduced by (ii) the depreciation in the value of these awards during 2008. This depreciation in value was recognized as a reversal of expense by the Company in its financial statements in 2008. Because they retired from the Board, Messrs. Jordan and Popoff did not receive an SEU award in 2008.

As of December 31, 2008, the SEU balance in each Director’s account was: Mr. Akerson 16,998; Ms. Barshefsky 30,716; Ms. Burns 23,456; Mr. Chernin 10,449; Mr. Jordan 74,344; Mr. Leschly 16,998; Mr. Levin 6,927; Mr. McGinn 16,998; Mr. Miller 24,474; Mr. Popoff 25,888; Mr. Reinemund 6,927; Mr. Walter 24,768; and Mr. Williams 10,604. These amounts represent the aggregate number of SEUs granted under the Share Equivalent Unit Plan for all years of service as a Director, additional units credited as a result of the reinvestment of dividend equivalents and, for Messrs. Jordan, Miller, Popoff and Williams and Ms. Barshefsky and Ms. Burns, retainer amounts deferred into their SEU accounts under the Company’s Deferred Compensation Plan for Directors and Advisors and dividend equivalents thereon.

(3)	Option Awards. The Company has not granted stock options to Directors since April 2002. In April 2002 and in prior years, the Company made stock option grants to each non-management Director on the date of the annual shareholders’ meeting. As of December 31, 2008, Messrs. Jordan and Leschly each had 13,708 vested outstanding options.

(4)	Retirement Benefits. We offer no retirement benefits to non-management Directors who began their Board service after March 31, 1996. We pay a retirement benefit to non-management Directors who began their Board service on or before March 31, 1996, have served on our Board for at least five years, and have never been our employees. The retirement benefit consists of a payment of $30,000 per year for each year a Director served on the Board. Payments cease after a Director’s death. One of our current Directors, Mr. Akerson, is eligible to receive retirement benefits in the future. Included in this column is the change in actuarial present value from 2007 to 2008 of the accumulated benefit for Mr. Akerson in the amount of $18,373.

Deferred Compensation Plan for Directors and Advisors. Non-management Directors may defer the receipt of up to 100% of their annual retainer fees into either: (1) a cash account that we value based on a schedule linked to our return on equity, which is the same schedule we use for the deferred compensation plan in which management participates shown on page 47, and/or (2) their SEU account. Under either alternative, Directors will receive cash payments and will not receive shares upon payout of their deferrals. This column includes the above-market portion of the earnings during 2008 on amounts deferred under this plan in cash accounts for the following Directors in the amounts stated: Mr. Akerson $23,586; Mr. Chernin $2,745; Mr. Jordan $52,149; Mr. Leschly $28,702; Mr. Levin $1,635 and Mr. Popoff $11,837. Earnings in 2008 were considered to be above-market to the extent that the rate of interest exceeded 5.68%.

(5)	Insurance. We provide our non-management Directors with group term life insurance coverage of $50,000. The group life insurance policy is provided to the Directors on a basis generally available to all Company employees.

Directors’ Charitable Award Program. The Company maintains a Directors’ Charitable Award Program for Directors elected prior to July 1, 2004. To fund this program we purchased joint life insurance on the lives of participating Directors, including Mr. Chenault, and Advisors to the Board. We will receive a $1,000,000 benefit following the death of a Director and $500,000 following the death of an Advisor. We expect to donate one-half of the benefit to the American Express Foundation and one-half to the charitable organization that the Director or Advisor recommends. In 2008, the Company paid premiums for policies on the following Directors in the amounts stated: Mr. Akerson $25,574; Ms. Burns $18,942; Mr. Jordan $25,022; Mr. Leschly $35,742; Mr. Miller $24,925; Mr. Popoff $0 and Mr. Walter $16,450, which amounts are included in this column.

Matching Gift Program. Directors are eligible to participate in the Company’s Matching Gift Program on the same basis as Company employees. Under this program, the American Express Foundation matches gifts to approved charitable organizations up to $8,000 per calendar year.

Advisor Fees for Former Directors. Messrs. Jordan and Popoff serve the Company as Advisors to the Board following their retirement, and each received $75,000 for such service in 2008, which is included in this column.

OWNERSHIP OF OUR COMMON SHARES

The table below shows how many American Express common shares certain individuals and entities beneficially owned on February 27, 2009. These individuals and entities include: (1) owners of more than 5% of our outstanding common shares; (2) our current Directors; (3) the executive officers named in the “Summary Compensation Table” on page 34; and (4) all current Directors and executive officers as a group. A person has beneficial ownership over shares if the person has voting or investment power over the shares or the right to acquire such power within 60 days. Investment power means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the shares, except as we describe below.

Name	Number of Shares Owned(3)(4)		Right to Acquire(5)	Percent of Class(%)
Warren Buffett, Berkshire Hathaway Inc. and subsidiaries 1440 Kiewit Plaza Omaha, NE 68131	151,610,700	(1)	—	13.07%
Davis Selected Advisers, LP 2949 East Elvira Road, Suite 101 Tucson, AZ 85756	82,324,177	(2)	—	7.10%
Daniel F. Akerson	75,067		—	*
Charlene Barshefsky	20,134		—	*
Ursula M. Burns	20,000		—	*
Kenneth I. Chenault	1,022,624		5,655,824	*
Peter Chernin	11,000		0	*
Edward P. Gilligan	345,924		1,236,886	*
Daniel T. Henry.	46,185		197,186	*
Alfred F. Kelly, Jr.	384,035		1,169,222	*
Jan Leschly	152,132		13,708	*
Richard C. Levin	2,000		—	*
Richard A. McGinn	18,412		—	*
Edward D. Miller	20,000		—	*
Steven S Reinemund	20,000		—	*
Stephen J. Squeri	66,724		659,957	*
Robert D. Walter	210,300		—	*
Ronald A. Williams	27,500		—	*
All current Directors and executive officers (23 individuals)(6)	3,110,146		14,102,842	1.48%

*	Less than 1%.

(1)	Based on information contained in a report on Form 13F that Berkshire Hathaway Inc. (Berkshire) filed with the SEC, which contained information as of December 31, 2008. Of the shares listed in the table, National Indemnity Co. beneficially owns 120,255,879 shares. National Indemnity Co. is a subsidiary of Berkshire. Mr. Buffett, Berkshire and certain subsidiaries of Berkshire share voting and investment power over these shares. Based on information contained in a report on Schedule 13D/A dated July 9, 2007, Mr. Buffett owns 31.8% of the aggregate voting power of the outstanding shares of Berkshire’s Class A Common Stock and Class B Common Stock. As a result of this ownership position in Berkshire, Mr. Buffett may be considered the beneficial owner of the shares that Berkshire beneficially owns.

In 1995 we signed an agreement with Berkshire designed to ensure that Berkshire’s investment in our Company will be passive. The agreement remains in effect so long as Berkshire owns 10% or more of our voting securities. Berkshire made similar commitments to the Board of Governors of the Federal Reserve System. Berkshire and its subsidiaries have also agreed to follow our Board of Directors’ recommendations in voting Company common shares they own so long as Mr. Chenault is our Chief Executive Officer and Berkshire owns 5% or more of our voting securities. With certain exceptions, Berkshire and its subsidiaries may not sell Company common shares to any person who owns more than 5% of our voting securities or who attempts to change the control of the Company.

(2)	Based on information contained in a report on Schedule 13G that Davis Selected Advisers, LP filed with the Securities and Exchange Commission, which contained information as of December 31, 2008.

(3)	This column includes shares held in employee benefit plan accounts on February 27, 2009, as follows:

Name	Number of Shares in Plan Accounts
K.I. Chenault	21,774
E.P. Gilligan	1,544
D.T. Henry	19
A.F. Kelly, Jr.	4,874
S.J. Squeri	4,674
All current executive officers	55,416

(4)	Certain executive officers held restricted shares on February 27, 2009, which we include in this column. The executive may vote the restricted shares, but may not sell or transfer them during the restricted period. These restrictions lapse over a period of years ending in 2013. The individuals in the table held the following number of restricted shares:

Name	Number of Restricted Shares
K.I. Chenault	0
E.P. Gilligan	137,916
D.T. Henry	0
A.F. Kelly, Jr.	147,518
S.J. Squeri	10,177
All current executive officers	314,788

(5)	These are shares that the named individuals have the right to acquire within 60 days upon the exercise of stock options they hold or in respect of Restricted Stock Units that have vested.

(6)	On February 27, 2009, the current Directors and executive officers beneficially owned 17,212,988 shares, or about 1.48% of our outstanding shares. No current Director or executive officer beneficially owned more than 1% of our outstanding shares.

ELECTION OF DIRECTORS

Item 1—Election of Directors

Our Board of Directors currently has 12 members. Each current Director is standing for re-election to hold office until the next Annual Meeting of Shareholders.

If a Director resigns or retires during the year, the Board of Directors, with input from the Nominating and Governance Committee, may elect another Director as a replacement. The Board may also add new members during the year based on a number of factors, such as the size of the Board and the Board’s desire to add fresh perspectives or expertise.

The Board has appointed Daniel T. Henry, Stephen P. Norman and Louise M. Parent as proxies who will vote your shares on your behalf. Their names appear on the proxy. These individuals intend to vote for the election of each of the 12 nominees below unless you indicate on the proxy or voting instructions your vote against the nominee. We expect that each nominee will be able to serve if elected as a Director. However, if any nominee is not able to serve, the persons named as proxies may vote for another person as nominated by the Nominating and Governance Committee.

The Board of Directors recommends a vote FOR the election of these nominees as Directors.

We indicate below, in italics, the principal occupation of each nominee. Other information about them appears in regular type.

DANIEL F. AKERSON	Director since 1995	Age 60

Managing Director, The Carlyle Group, a private equity firm, March 2003 to present. Director, Booz Allen Hamilton, Inc., Freescale Semiconductor, Inc., HCR Manor Care, Inc. and MultiPlan, Inc.

CHARLENE BARSHEFSKY	Director since 2001	Age 58

Senior International Partner, Wilmer Hale, attorneys, Washington, D.C., 2001 to present. United States Trade Representative and a member of the President’s Cabinet from 1997 to 2001. Board of Directors, Council on Foreign Relations. Director, The Estée Lauder Companies Inc., Starwood Hotels & Resorts Worldwide, Inc. and Intel Corporation. Trustee, Howard Hughes Medical Institute.

URSULA M. BURNS	Director since 2004	Age 50

President and Director, Xerox Corporation, a global company engaged in manufacturing, servicing and financing a complete range of document equipment and services, April 2007 to present; Senior Vice President and President, Business Group Operations, January 2003 to April 2007. Director, Boston Scientific Corporation, Xerox Corporation, the University of Rochester, National Academy Foundation, The National Center on Addiction and Substance Abuse at Columbia University, Massachusetts Institute of Technology, U.S. Olympic Committee and FIRST (For Inspiration and Recognition of Science and Technology).

KENNETH I. CHENAULT	Director since 1997	Age 57

Chairman and Chief Executive Officer, American Express Company, April 2001 to present; Chief Executive Officer, January 2001 to April 2001. Director, International Business Machines Corporation and The Procter & Gamble Company. Member, the World Trade Center Memorial Foundation. Trustee, NYU Hospitals Center and the New York University School of Medicine Foundation.

PETER CHERNIN	Director since 2006	Age 57

President, Chief Operating Officer and Director, News Corporation, a diversified international media and entertainment company, October 1996 to present.

JAN LESCHLY	Director since 1997	Age 68

Founder and Partner, Care Capital LLC, a private equity firm, May 2000 to present. Director, The A.P. Moller-Maersk Group. Member, the Emory University Business School Dean’s Advisory Council. Adjunct Professor, Copenhagen Business School.

RICHARD C. LEVIN	Director since 2007	Age 61

President, Yale University, a private, independent university, July 1993 to present. Director, Satmetrix Systems, Inc. Trustee of the William and Flora Hewlett Foundation.

RICHARD A. MCGINN	Director since 1998	Age 62

General Partner, RRE Ventures, an investment advisory and venture capital firm, August 2001 to present. Director, Verifone, Inc. and Via Systems, Inc.

EDWARD D. MILLER	Director since 2003	Age 68

Former President and Chief Executive Officer, AXA Financial, Inc., a U.S.-based financial services organization providing asset management, financial advisory and insurance services, May 2001 to present. Director, Korn/Ferry International, The Feinstein Institute for Medical Research and Phoenix House. Chairman of the Partnership for New York City’s Security and Risk Management Task Force; and Trustee of the New York City Police Foundation. Senior Advisor to National Grid Corp.

STEVEN S REINEMUND	Director since 2007	Age 61

Dean of Business, Wake Forest University, a private, independent university, July 2008 to present. Retired Chairman of the Board, PepsiCo, Inc., a company that produces beverages and convenient foods, May 2007 to present; Executive Chairman of the Board, October 2006 to May 2007; Chairman and Chief Executive Officer, May 2001 to October 2006. Director, Marriott International, Inc. and Exxon Mobil Corporation. Trustee, The Cooper Institute and United States Naval Academy Foundation.

ROBERT D. WALTER	Director since 2002	Age 63

Founder, Cardinal Health, Inc., a company that provides products and services supporting the health care industry. Executive Director, Cardinal Health, November 2007 to June 2008; Executive Chairman of the Board, April 2006 to November 2007; Chairman and Chief Executive Officer, 1979 to April 2006. Director, Nordstrom, Inc., YUM! Brands, Inc. and Battelle Memorial Institute. Member, The Business Council.

RONALD A. WILLIAMS	Director since 2007	Age 59

Chairman and Chief Executive Officer, Aetna Inc., a company providing managed care benefits and health insurance, October 2006 to present; President and Chief Executive Officer, February 2006 to October 2006; President, May 2002 to February 2006. Member, The Business Council. Trustee, The Conference Board and Connecticut Science Center. Member of Dean’s Advisory Council and Alfred P. Sloan Management Society at the Massachusetts Institute of Technology.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Item 2—Ratification of the Appointment of Independent Registered Public Accounting Firm

On January 26, 2009, the Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year beginning January 1, 2009.

Each year the Audit Committee reviews our accounting firm’s qualifications, performance and independence in accordance with regulatory requirements and guidelines. At least every ten years, the Audit Committee charter requires a detailed review of the Company’s accounting firm, which includes a comparison of resources available in other firms. The Committee conducted such a review in 2004, and appointed PricewaterhouseCoopers LLP on November 22, 2004 as our independent registered public accounting firm for the year beginning January 1, 2005.

We are asking shareholders to ratify the Committee’s appointment of PricewaterhouseCoopers LLP for 2009. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider it a direction to consider other accounting firms for the subsequent year.

One or more representatives of PricewaterhouseCoopers LLP will be present at the Meeting and will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed or to be billed for each of the last two fiscal years for professional services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements and other attest services were $20.1 million for 2008 and $16.4 million for 2007.

Audit-Related Fees

The aggregate fees billed or to be billed for each of the last two fiscal years for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements were $1.9 million for 2008 and $2.2 million for 2007. The nature of the services performed for these fees included, among other things, employee benefit plan audits, internal control reviews, attest services not required by statute or regulation, and consultations concerning financial accounting and reporting matters not classified as audit.

Tax Fees

The aggregate fees billed or to be billed for each of the last two fiscal years for professional services rendered for tax compliance and expatriate tax services were $51,000 for 2008 and $63,000 for 2007.

All Other Fees

There were no fees billed or to be billed for 2008 and 2007 for products and services other than those reported in the three prior categories.

Policy on Pre-Approval of Services Provided by Independent Registered Public Accounting Firm

Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the terms of the engagement of the Company’s independent registered public accounting firm are subject to the specific pre-approval of the Audit Committee. All audit and permitted non-audit services to be performed by the Company’s independent registered public accounting firm require pre-approval by the Audit Committee in accordance with pre-approval procedures established by the Audit Committee. All such services provided by our independent registered public accounting firm have been pre-approved. The procedures require all proposed engagements of the Company’s independent registered public accounting firm for services of any kind to be directed to the Company’s General Auditor and then submitted for approval to the Audit Committee prior to the beginning of any services.

Other Transactions with PricewaterhouseCoopers

We have a number of business relationships with individual member firms of the worldwide PricewaterhouseCoopers organization. Our subsidiaries provide card and travel services to some of these firms and these firms pay fees to our subsidiaries. These services are in the normal course of business, and we provide them pursuant to arrangements that we offer to other similar clients.

The Board of Directors recommends a vote FOR the following resolution:

RESOLVED, that the appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit the accounts of the Company and its subsidiaries for 2009 is ratified and approved.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following section contains a description and analysis of the 2008 compensation arrangements and decisions we made for our executive officers named in the Summary Compensation Table that follows this section. We refer to such named executive officers as NEOs. The section also describes compensation policies and practices that we have adopted and implemented at the Company.

Compensation Philosophy

Our Company’s vision is to be the world’s most respected service brand. Our long-term goal is to deliver superior financial performance to shareholders, consistent with our announced on-average and over-time financial targets of 12-15% earnings per share (EPS) growth, revenue growth of at least 8% and return on equity (ROE) of 33-36%. Given the economic and business environment in 2008, and in particular during the latter half of the year, we do not expect to be in a position to achieve those objectives until conditions improve. Our priorities in this environment are to stay liquid, stay profitable and make selective investments that strengthen our competitive position over the longer term.

We have also long believed that we must focus on the “Service Profit Chain.” This focus starts with engaged employees delivering superior customer service, and satisfied customers leading to superior financial results for shareholders. Having executives who are strong leaders will enable us to attract and retain the best talent to achieve these goals, promote growth and demonstrate the Company’s values – customer commitment, quality, integrity, teamwork, respect for people, good citizenship, a will to win and personal accountability.

Our compensation program for NEOs is characterized by the following principal elements:

1. Measurable goals that promote the Service Profit Chain by focusing on the interests of our three key constituencies – shareholders, customers and employees.

2. Competitive pay practices that include appropriate performance incentives and total direct compensation opportunities, which are informed by a review of the compensation practices and pay levels of a relevant sample of large companies with a strong brand marketing focus and companies in the payments and financial services industries.

3. An emphasis on long-term incentive compensation, reflecting our commitment to (i) meet or exceed our objectives, including enhancing shareholder value, over the intermediate and long term, and (ii) retain a highly talented and experienced senior executive team to lead the Company successfully in a rapidly changing industry and economic environment.

Role of the Compensation and Benefits Committee; Use of Compensation Consultants

The Compensation and Benefits Committee (the “Committee”) has, among other duties, overall responsibility for the compensation of our NEOs. The Committee’s charter, which sets forth its responsibilities and authority, may be accessed by clicking on the “Corporate Governance” link found on our Investor Relations Web site at http://ir.americanexpress.com. You may also obtain a paper copy of the Committee’s charter by writing to our Secretary at the Company’s headquarters. The Committee met nine times in 2008. The Committee routinely meets in executive session without management being present.

The Committee has engaged Frederic W. Cook & Co., Inc. (Cook) and considered advice and information from such firm in determining the amount and form of compensation for NEOs. This work has included confirming an updated comparison group of companies, collecting and providing relevant market data, including proprietary data and data and analyses provided by Mercer and other consultants, and developing alternatives to consider for chief executive officer (CEO) compensation.

In connection with its work for the Committee, Cook attended Committee and related meetings with management. Cook provides these services to the Committee, and it also provides services to the Nominating and Governance Committee of the Board with respect to Director compensation. Under the terms of its agreement with the Committee, Cook does not provide any other services to the Company, unless the Committee approves such services in support of the Committee’s objectives. In 2008, no such other services were provided. The

Company uses other compensation and benefits consultants to provide market practice data, actuarial services and/or advice relating to broad management employee programs in which executive officers may participate.

Except with respect to the CEO, whose performance assessment and compensation are reviewed and determined solely by the Committee, the Committee considers input from management in making determinations regarding our executive compensation program and the individual compensation of executive officers and certain other executives. Based on performance assessments including results against our Service Profit Chain goals, leadership and relative responsibilities and contributions, the CEO recommends annual and long-term compensation for each executive officer other than himself. Each year, the CEO presents to the Committee his goal and leadership ratings for each executive officer, and reviews key strengths, development actions and succession plans with the Committee and full Board. After taking into account input from management and Cook, the Committee determines in its judgment what changes, if any, should be made to the executive compensation program for the coming year, and determines the compensation awards for each NEO.

The Committee annually reviews tally sheets reflecting each NEO’s outstanding compensation awards, as well as projected value and payouts under our retirement, savings and other plans assuming various scenarios, including retirement, termination of employment and change in control of the Company. The Committee uses the data in the tally sheets as an informational tool to remain apprised of the amount of capital that an NEO has accumulated or may receive in certain circumstances under our compensation programs, and to assist it in confirming that the Company’s compensation programs align the interests of the NEO with that of the Company’s shareholders. In 2008, the information in the tally sheets demonstrated a very substantial decline in the value of outstanding long-term incentive awards held by our NEOs, as major economies, including the United States, went into recession and shareholder value declined.

Annual Performance Assessment Framework

Our management performance assessment processes cover both organizational and individual results each year. Organizational performance provides a general basis for setting overall levels of compensation. Individual performance provides a basis for differentiating compensation among participants. The Committee exercises significant discretion in assessing performance, rather than solely relying on formulaic designs that may not adequately take into consideration other relevant performance objectives or actual results.

Early each year the CEO develops financial, strategic and organizational objectives for himself. These performance objectives are reviewed and approved by the Committee. The CEO’s performance assessment is based on Company and individual performance, and is determined by the Committee after reviewing, among other things, the CEO’s written self-assessment of his and the Company’s performance against the objectives set forth earlier in the year, as well as input from the other outside Directors.

For each of the other NEOs, the CEO assigns two equally weighted performance ratings. One is based on the performance ratings of the Company as a whole and of the business units or staff groups for which the NEO is responsible (Goal Rating), and the other is based on the executive’s leadership behaviors in achieving the Goal Rating (Leadership Rating).

    Goal Ratings

We assess organizational and individual performance by reviewing results against goals for our three key constituencies, weighted as shown below. These results provide important lagging and leading indicators of our current and future success.

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Shareholders (50% weight). Includes financial results, such as EPS growth, revenue growth, ROE and total shareholder return tied to the previously announced on-average, over-time financial goals of the Company.

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Customers (25% weight). Includes customer survey results, expansion, retention and deeper penetration of our customer base, development of new and enhanced products and services, and improvements in competitive positioning and share of customers’ spend.

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Employees (25% weight). Includes employee survey results, achievement of world-class targets for employee satisfaction and engagement, the retention and development of talented employees, and diversity.

The weight we give to the customer and employee goals reflects the importance we place on our Service Profit Chain focus, which we believe fosters the long-term strength of the business. The use of these non-financial metrics also helps to reduce the potential for excessive risk-taking that may be fostered by incentives that depend exclusively on performance against numerical financial targets.

    Leadership Ratings

Each NEO’s Leadership Rating reflects the CEO’s evaluation of his or her performance, which includes feedback from peers and employees, as appropriate, with regard to eight leadership dimensions, such as developing winning strategies, driving innovation and change, and focusing on the customer and client.

Market Comparisons and Benchmarking Framework

The Committee reviews market data for NEO jobs primarily found in the list of companies established each year, consisting of U.S.-based multinational companies from the S&P 500 Index with a strong brand marketing focus and companies in the payments and financial services industries. The companies in the sample are intended to include our competitors for business and talent, as well as strong brand companies, and median gross revenue of the sample is comparable to our revenue. The Committee generally uses the market data as a guide in creating a general framework for overall levels of compensation and establishing what an appropriate level of total direct compensation would be for a given performance rating, recognizing that the available data can be lagging in nature and reflect each company’s individual circumstances and jobs. For 2008, the companies used for this comparison are listed below. As the year developed, however, destabilization in the financial services industry, of which we are a part, caused the benchmark data to become significantly less meaningful.

3M	FedEx	Kimberly-Clark

Altria Group	General Electric	PepsiCo

Anheuser-Busch	General Mills	Procter & Gamble

Bank of America	IBM	US Bancorp

Capital One Financial	Johnson & Johnson	Wachovia

Citigroup	JPMorgan Chase	Washington Mutual

Coca-Cola	Kellogg	Wells Fargo

Colgate-Palmolive

For 2009, the Committee intends to review the criteria used to establish the list of companies. We expect to add and delete companies to ensure that market references remain appropriate.

Determining Compensation and Mix of Compensation Components

The Committee uses its judgment and discretion in making compensation decisions, using the framework described above, as well as a consideration of, among other things, the individual’s career with the Company, current compensation arrangements, internal equity and long-term potential to increase shareholder value. The Committee does not use rigid formulae to determine compensation awards or payouts (except in the context of having a maximum deductible compensation value to comply with tax regulations). This approach is incorporated into our compensation programs and assessment process to respond to the evolving business environment and to attract, develop and retain exceptional talent.

Each year the CEO recommends to the Committee the mix of salary, annual incentive and long-term incentive awards that he believes an NEO should receive as total direct compensation based on job responsibilities and performance and talent assessments, while being informed by available market data. As a result, the weighting of each component can vary year to year but is always consistent with our performance orientation. We believe most of the weight in the mix should be on the annual and long-term compensation components that are tied to our financial and Service Profit Chain objectives. We also believe in the use of awards that require vesting and/or future performance to earn value because they encourage a longer term view of the Company’s results and the retention of highly talented executives.

For NEOs other than the CEO, the Committee, after receiving recommendations from the CEO, determines pay levels that reflect individual contributions, relative roles and responsibilities and leadership succession. With respect to the differences in the compensation levels between the CEO and the other NEOs, and among the other NEOs, the Committee takes into account internal equity, including the differences in the roles regarding leadership and responsibility for the overall performance and strategic vision of the Company, as well as individual contributions and available market data for comparable positions in comparator companies.

Elements of Total Direct Compensation

Base Salary

The base salary for each NEO reflects his or her position, responsibilities and contributions relative to other executives and available market data. Salaries are typically reviewed, but not necessarily changed, in January of each year as part of our performance and compensation review process, as well as at other times to recognize a promotion or change in job responsibilities or market positioning.

Annual Incentive Awards (AIAs)

The AIA amounts paid to our NEOs are primarily at the discretion of the Committee based on an assessment of the NEO’s performance against pre-determined quantitative and qualitative Company, business unit and individual goals, subject to a framework designed to comply with IRS Million Dollar Cap requirements (see page 31). AIAs are most commonly paid in cash but are occasionally paid in a combination of cash and equity, particularly at more senior executive levels, as determined by the Committee.

Long-Term Incentive Awards (LTIAs)

In addition to the AIAs, we also make awards of LTIAs. LTIAs consist of nonqualified stock options (NQSOs), restricted stock awards (RSAs), restricted stock units (RSUs) and portfolio grant (PG) awards. PGs are cash-based incentive awards valued based on multi-year performance, and may be paid in the form of cash, RSAs, RSUs or a combination thereof. The focus of NQSOs, RSAs and RSUs on share price appreciation is balanced by PGs that instead focus primarily on financial targets, as well as our relative total shareholder return. Taken together, we believe our LTIAs provide a balanced incentive for executives to achieve the full range of important medium- and longer-term results and to pursue a career with the Company.

•

Stock Option Awards. We make annual grants of ten-year NQSOs, which typically become exercisable in equal annual installments over four years from the date of grant. We also make “off-cycle” grants of ten-year NQSOs for new hires, promotions and in other special circumstances. NQSOs deliver value to the executive only when the Company’s share price rises above the exercise price, which is set at the closing price of our common stock on the date of grant. For a discussion of our policy regarding the timing of equity grants see page 26.

•

Restricted Stock Awards and Restricted Stock Units. The Committee may, in its discretion, grant RSAs and/or RSUs to executive officers. Holders of RSAs are entitled to receive dividends on such shares and vote such shares. Holders of RSUs have generally been entitled to receive dividend equivalents but no voting rights prior to vesting. For our NEOs, vesting of RSAs and RSUs is subject to continued employment and achievement of a Company performance requirement, generally a minimum ROE, for one year or a minimum average annual ROE for three to six years.

•

Portfolio Grant Awards (PGs). PG awards have been awarded annually to executive officers and earn value based on our EPS, revenue, ROE and relative total shareholder return over a multi-year period. The PG’s target value represents a notional dollar amount assigned to each NEO’s PG that is leveraged to generate lower (including zero) or higher maximum values depending on the level of performance achieved. PG awards for NEOs are designed to support multi-year performance criteria and meet U.S. tax requirements for deductibility of actual payouts. Accordingly, at the end of the performance period, the Committee certifies the maximum deductible value produced by our financial and total shareholder return results, and then determines the actual payout less than (i.e., using negative discretion) or at that maximum deductible value based on its judgment of Company, business unit and individual performance over the performance period. Details for the PG 2008-2010 (“PG 08-10”) program are on page 26.

Committee Assessment of 2008 Performance and Determination of CEO and NEO Pay

Some of the factors that the Committee considered in assessing our 2008 performance and determining compensation levels in our programs were:

Shareholder goals:

•

As a result of the challenging economic and business environment during 2008, we did not meet any of our long-term financial objectives during the year. Total revenue net of interest expense grew 3% as compared to 2007; diluted EPS from continuing operations declined 30%, diluted EPS based on net income declined 32%; and ROE was 21.7%. Our total shareholder return, which we sometimes refer to as TSR, was minus 64%, reflecting the decline in our share price during the course of the year, compared with minus 37% for the S&P 500 Index and compared with minus 55% for the S&P Financials. (Total shareholder return is return due to share price appreciation and dividends, assuming dividend reinvestment.)

•

We fell short of the goals we established in our 2008 operating plan for some of our key metrics, including billed business growth and cards-in-force growth. We also saw a worsening of our write-off rate with respect to our U.S. lending portfolio beyond the target we set in our 2008 operating plan and saw our relative position versus our major competitors deteriorate with respect to this metric.

•

We settled our private antitrust action with MasterCard, which will result in payments to us of up to $1.8 billion, subject to certain performance criteria that our U.S. Global Network Services business must meet.

•	We acquired and are successfully integrating Corporate Payment Services, General Electric Company’s commercial card and corporate purchasing business unit.

•	We reached a multi-year extension of several key agreements with Delta Air Lines, including, among others, our Co-Brand Card Agreement, Membership Rewards Agreement and Card Services Agreement.

•

We successfully raised $6.2 billion of deposits within our brokered retail certificate of deposit (CD) program, launched in October 2008. In addition to the retail CD program, we accumulated $7.1 billion of deposits primarily by offering FDIC-insured deposits (up to a $250,000 balance) to sweep account holders at selected broker-dealer networks.

•

On a year-over-year basis, in 2008 net card fees grew by 12% due both to the growth in our card base – up 7% to 92.4 million cards – as well as the full-year impact of changes made to the pricing structure of many of our proprietary cards in the fourth quarter of 2007. This and other items reflect our premium value proposition.

•	We reacted quickly to the weakening economic environment by implementing a multi-year global reengineering initiative to help protect profitability in the near term.

•

We developed a comprehensive liquidity and funding plan to enable us to satisfy all maturing obligations and fund normal business operations for at least a 12-month period in the event that access to the secured and unsecured fixed income capital markets was completely interrupted for that length of time (excluding the potential early amortization of our securitizations trusts, which we believe is unlikely).

•

We received approval to become a bank holding company, which clarifies our regulatory status during a time of significant uncertainty in the financial services industry, and allows us to participate more fully in various programs the federal government has introduced or may introduce to provide financial institutions with greater access to capital during the credit crisis.

•

Our overall control and compliance framework as measured by the internal control and compliance rating assigned to each major business and staff group and the results of internal audits remained at high levels comparable to those ratings assigned for 2007.

Customer goals:

•

We had billed business growth of 6% in our Global Commercial Services business notwithstanding the weakened global economy, and in particular, experienced strong growth in the middle market segment. We signed numerous new commercial card clients representing over $500 million in incremental purchase volume.

•	We continued to expand merchant coverage by making significant investments in our sales force, which has resulted in an increase in the number of locations at which our cards may be used.

•

We continued to execute against our Global Network Services strategy to grow our strategic partnerships with other card issuers, both within the United States and internationally, with growth in billed business of 27%, growth in cards-in-force generated by our partners of 22% and strong revenue and pre-tax income growth. We added 17 new GNS partners outside the United States, bringing the total number of GNS partners to over 125. We also continued to focus on the premium value segment of the credit and charge card markets by working with our partners to launch 130 new products aimed at these customers.

•

We continued to effectively support the value proposition behind the premium discount rate that we charge merchants, even in the face of continuing competitive and regulatory pressures, which resulted in a decline in the worldwide average discount rate for the year of only 0.01% versus 2007 despite the shifting mix of billed business away from travel and entertainment categories due to the economic slowdown toward everyday spend categories, which tend to have a lower discount rate.

•

Our performance relative to that of our peers continued to be strong. Based on our billed business growth versus that of our major network peers, we believe that, once final data become available, our share of spending on general purpose charge and credit cards will have slightly increased versus such peers in the United States and in certain of our key international markets; however, we did experience some share erosion in the last quarter of the year and continued to see share erosion in the small business segment during 2008.

•

We made progress in improving our customer service satisfaction levels in the United States. The results of customer satisfaction surveys showed year-over-year improvement in 21 of 23 customer satisfaction measures in the United States. We also were ranked highest in customer satisfaction among major U.S. consumer credit card issuers for the second consecutive year by J.D. Power and Associates.

Employee goals:

•	Despite a challenging environment we continued to maintain or improve our overall level of employee engagement, as measured by impartial survey scores.

•	We saw gains in 12 of the 16 dimensions measured in our annual employee survey (and no decrease in any area), against already high historical results.

•	We were recognized by over 30 global and local publications as a best place to work.

Summary of Actions Regarding Annual CEO Compensation

Summary of January 2009 Decisions

The following is a summary of actions undertaken by the Committee in January 2009 with respect to the annual direct compensation awarded to the Company’s CEO for 2008. Direct compensation consists of base salary, AIAs and LTIAs. We believe that such information is helpful in understanding the outcomes of the decisions made by the Committee in January 2009, when it reviewed the CEO’s and the Company’s 2008 performance to establish values and awards for the various compensation components awarded in the annual compensation process. The results of these decisions are presented in the table below. Certain of this information is presented voluntarily to provide insight into how the Committee conceptualizes the total value of the CEO’s direct compensation in respect of 2008 and 2007 performance.

The table below differs from the Summary Compensation Table required by the SEC, which can be found on page 34, and is not a substitute for that table. One major difference is that the stock and option awards columns in the Summary Compensation Table represent the expense recognized for financial statement reporting purposes with respect to equity awards granted in the years shown and prior years. The RSA and NQSO values in the table below represent a planning estimate, based on information available to the Committee at the time of their decision, of the grant date fair value of annual compensation awards granted in January for the prior year’s performance. (The table does not include the Special Grant of NQSOs made to Mr. Chenault in January 2008 (as described on page 24), as such grant was not awarded under the annual compensation framework used by the Committee). Another difference is that the Summary Compensation Table includes the PG payout, which was based on a grant decision made in prior years, while the table below shows the expected payout value of a newly-granted PG award. Also, the Summary Compensation Table includes compensation amounts based on the change in pension value and nonqualified deferred compensation earnings, as well as other items of compensation, including perquisites and other personal benefits. The table below excludes amounts attributable to these items because the Committee considers these programs in the context of its assessment of the overall benefit design and not as an element of its annual compensation decisions.

In light of the extraordinary economic circumstances of the past year, Mr. Chenault notified the Committee that he would decline an annual incentive award, given the overall business and economic environment. Although the Committee determined that the Company’s performance in the context of the Service Profit Chain, and Mr. Chenault’s individual performance including his leadership and accomplishments, would have merited him an annual incentive award, it determined to follow Mr. Chenault’s recommendation.

Annual Direct Compensation Awarded to Mr. Chenault for 2008 and 2007 Performance

			Annual Incentive			Long-Term Incentive
Committee Decision Date	Annual Base Salary		Cash	RSU Grant Date Value		PG Expected Payout Value (1)	NQSO Shares Valuation (2)	Total
January 2009	$1,250,000	(3)	-0-	-0-		$8,250,000	$5,000,000	$14,500,000
January 2008	$1,250,000		$6,000,000	$6,000,000	(4)	$8,636,454	$5,612,500	$27,500,000

(1)	PG value shown reflects the Committee’s estimate at the time of grant of the amount to be paid out in respect of the PG upon completion of the applicable performance period covered by the PG. The ultimate payout value will be determined by the Committee based on its assessment of performance as applicable for each PG. The Committee established the expected payout value of the 2009 PG award in January 2009, and in March 2009 the performance goals and corresponding payout leverage will be established by the Committee.

(2)	For January 2009, the amount shown is the NQSO value that the Committee awarded to Mr. Chenault. The number of NQSO shares granted was determined based on the AXP closing stock price on the grant date, using an estimated value of 25% of the share price. For January 2008, the amount shown is the NQSO value that the Committee awarded to Mr. Chenault, using an estimated value based on the information and assumptions available to the Committee at the time.

Each NQSO is cumulatively exercisable in four equal annual installments, starting with the first anniversary of the applicable grant date, and each has a ten-year term. For 2009, the NQSO had an exercise price of $16.71 per share, and for 2008, the NQSO had an exercise price of $49.13 per share, in each case the AXP closing stock price on the grant date.

(3)	At a Committee meeting held on February 9, 2009, Mr. Chenault recommended, and the Committee agreed, that the annual base salary of each the NEOs (including himself) and other senior management of the Company be reduced 10%, effective March 30, 2009, as part of a series of actions to reduce the Company’s cost structure. Accordingly, effective such date, Mr. Chenault’s base salary will be reduced to $1,125,000. This action for the CEO and the other NEOs presently is intended to be in place only for the balance of 2009, and the Committee will determine appropriate future action with a consideration of economic and market conditions in the months ahead.

(4)	Value of RSUs that the Committee awarded in January 2008 in recognition of 2007 performance will vest after three years of continuous employment, subject to achievement of a 15% or more average annual ROE for the period.

Portfolio Grant 2006-2008 Payout—The table below sets forth (i) the performance levels established in early 2006 for PG06-08 (also known as PG-XVII) that would generate a target level of maximum deductible value for the 2006-2008 performance period and (ii) the actual results achieved by the Company during such performance period as certified by the Committee in January 2009:

PG06-08	Weighting	Target Level Required to Achieve Maximum Deductible Value	Actual Company Performance
Average Annual EPS	24%	$1.15 per share	$2.93 per share
Average Annual Revenue	18%	$20 billion	$28.05 billion
Average Annual ROE	18%	13%	31.4%
Total Shareholder Return	40%	Equal to S&P Financial Index	-26.2% (i.e., 0.9 percentage points lower than S&P Financial Index)

The Committee used negative discretion to set actual payouts below the maximum deductible values generated by these results. In determining the actual payout, the Committee considered overall financial results and strategic accomplishments over the three-year performance period, including the impact of the rapidly deteriorating global economic environment in 2008, and applied qualitative judgment to award a final payout of 150% of the target awards set at the time of grant in early 2006, as compared to a final payout of 230% the prior year. The PG06-08 awards were paid out in cash in February 2009. Mr. Chenault’s total earned award was $6,112,500, which was 150% of his target award of $4,075,000. This cash payment was higher than the previous year’s PG payout, despite a lower percentage payout as compared to last year’s 230%, because: 1) Mr. Chenault’s target award increased from the prior year and 2) this year’s award was made in cash, and last year’s award was made partially in cash ($500,000) and partially in an RSA awarded in January 2008 with a grant date value of $3,524,979 (this RSA was subject to continued employment and a 2008 ROE of 15% or more, and vested in January 2009). The Committee decided to pay this year’s award entirely in cash to reflect the desired mix of pay components. The Committee was limited in the portion of last year’s award that could be paid in cash by the terms of the 1998 Incentive Compensation Plan (the “1998 Plan”), the plan under which the PG covering 2005-2007 was awarded, which limited the aggregate amount of cash incentive compensation (including AIA and PG payouts) that could be paid to an employee in a given year. That limit did not apply this year.

January 2008 NQSO Awards

Certain LTIA awards granted in 2008 to Mr. Chenault were made as part of the Committee’s assessment of his 2007 performance, and to provide additional incentive and reward for continuing a high level of performance. This included Mr. Chenault’s January 2008 annual tranche NQSOs, which remained at the same level as those granted to him in January 2007 (625,000 shares), and had an exercise price of $49.13 per share.

In addition to his annual tranche grant, the Committee approved a special NQSO grant in January 2008, consisting of options to purchase 1,375,000 shares of the Company’s common stock at an exercise price of $49.13 per share. As previously disclosed, the special NQSO grant was the second of two special grants made to Mr. Chenault to provide additional incentive and reward for a continuing high level of performance. At its meeting on November 30, 2007, the Committee also granted to Mr. Chenault an NQSO to purchase 1,375,000 shares at an exercise price of $58.98 per share, thereby making a total of 2,750,000 shares of the Company’s common stock subject to the grants (collectively, the Special Grant). The Committee determined the size of the Special Grant after considering the value of Mr. Chenault’s outstanding LTIAs.

The NQSOs comprising the Special Grant will generally not become exercisable prior to January 1, 2014 and will vest only if the Company meets performance levels with respect to (i) growth in diluted earnings per share from continuing operations, (ii) revenue growth, (iii) average annual return on common equity and (iv) annual total shareholder return as compared with annual total shareholder return of the S&P 500 Index, in each case during the six-year period from January 1, 2008 through December 31, 2013 (the Performance Period). If none of the performance metrics is satisfied during the Performance Period, Mr. Chenault will not vest in any NQSOs under the Special Grant. Given Company performance to date, we do not expect any NQSOs under the Special Grant to vest. Additional information regarding the Special Grant, including the target levels of performance required for vesting under each of the metrics, may be found on pages 27-29 of our proxy statement, dated March 11, 2008, which was filed with the SEC on March 14, 2008.

Summary of Actions Regarding Annual NEO Compensation (below CEO)

Base Salaries

2008 Base Salaries—Base salaries for 2008 for each of the NEOs remained at the same levels as those in place at the end of 2007 after a review of competitive market data and individual contributions. Salary information for the NEOs can be found in the Summary Compensation Table on page 34.

2009 Base Salaries—In an effort to reduce costs in light of the ongoing extraordinarily difficult business environment, in February 2009 Mr. Chenault recommended and the Committee agreed to reduce the 2009 base salaries for the NEOs by 10% effective March 30, 2009. This action presently is intended to be in place only for the balance of 2009, and the Committee will determine appropriate future action with a consideration of economic and market conditions in the months ahead.

Annual Incentive Awards

In January 2008, the Committee established a grid for each NEO that specified maximum AIA values that would be deductible for each financial performance level during 2008 under IRS Million Dollar Cap requirements. The highest maximum deductible value would be generated by the Company’s achievement of the combination of either:

•	2008 diluted EPS of at least $3.40 and ROE of at least 33% (the low end of our on-average, over-time objective); or

•	2008 diluted EPS of at least $3.80 (reflecting a 13% increase over 2007 diluted EPS) and ROE of at least 30%.

In determining actual AIA payouts for 2008 performance, the Committee used its discretion to set award payouts at or below (i.e., negative discretion) the maximum deductible value for each of the NEOs.

The Committee determined that the Company’s performance and the individual performance of the NEOs below CEO merited each of them a cash AIA in respect of 2008 performance, although in each case it was a smaller award than the total AIA awarded in respect of 2007 performance, which included cash and RSA or RSU value. This determination took into account each NEO’s business unit performance against its shareholder, customer and employee goals, and also took into consideration talent and retention considerations. The table below shows components of the AIA values awarded to Messrs. Gilligan, Kelly, Henry and Squeri in respect of 2008 and 2007 performance:

		Annual Incentive Award
Name	Performance Year	Cash	RSA/RSU Grant Date Value	Total Annual Incentive Award
E.P. Gilligan	2008	$3,500,000	-0-	$3,500,000
	2007	$3,206,000	$1,068,971	$4,274,971
A.F. Kelly, Jr.	2008	$3,000,000	-0-	$3,000,000
	2007	$3,625,000	$1,124,979	$4,749,979
D.T. Henry	2008	$2,100,000	-0-	$2,100,000
	2007	$2,156,000	$718,968	$2,874,968
S.J. Squeri	2008	$1,650,000	-0-	$1,650,000
	2007	$1,575,000	$499,996	$2,074,996

As shown above, for 2008, the Committee decided to pay AIAs that were awarded to the NEOs in February 2009 entirely in cash, to reflect the desired mix of pay components. The amounts paid in cash are shown under “Bonus” in the Summary Compensation Table found on page 34. For 2007, amounts paid in the form of RSAs or RSUs for retention and future incentive purposes are reported in footnote 2 to the Summary Compensation Table on page 39 of our proxy statement dated March 11, 2008, which was filed with the SEC on March 14, 2008.

Long-Term Incentive Awards

January 2008 NQSO Awards—In January 2008, the Committee approved annual tranche NQSOs for the NEOs. Mr. Squeri’s annual tranche NQSO award of 130,000 shares remained at the same level as that granted to him in January 2007. The annual tranche NQSO levels for each of Messrs. Kelly, Gilligan and Henry of 200,000 shares, 190,000 shares and 150,000 shares, respectively, reflected increases over the grants made to them in January 2007, in light of their strong performance and promotion into their current roles during 2007.

Information regarding each of the NQSO grants made to the NEOs during 2008 (including Mr. Chenault) can be found in the Grants of Plan-Based Awards table on page 38. In accordance with SEC rules, the Option Awards column of the Summary Compensation Table reports for each NEO the total expense recognized by the Company in 2008, 2007 and 2006, as applicable, for his outstanding NQSOs (including the ratable expense for all NQSOs awarded during the applicable year) that have not been fully expensed prior to 2008, 2007 or 2006, as the case may be.

January 2008 RSA/RSU Awards—In January 2008, the Committee granted three RSAs and one RSU to NEOs below CEO for 2007 performance (in addition to cash AIA payments) and as an incentive for future performance, which are reported in the Grants of Plan-Based Awards table on page 38. These awards vest after three years, subject to continued employment and a 15% or more average annual ROE during the vesting period.

Information regarding each of the RSA and RSU grants made to the NEOs during 2008 (including Mr. Chenault) can be found in the Grants of Plan-Based Awards Table on page 38. In accordance with SEC rules, the Stock Awards column of the Summary Compensation Table reports for each NEO the total expense recognized by the Company in 2008, 2007 and 2006, as applicable, for his outstanding RSAs and RSUs (including the ratable expense for all RSAs or RSUs awarded during the applicable year) that have not been fully expensed prior to 2008, 2007 or 2006, as the case may be. The RSAs and RSUs, which were awarded as payment in recognition of 2005-2007 performance, were structured to provide additional executive retention and to comply with the Million Dollar Cap provisions.

PG 2006-08 Payout—In January 2009, the Committee determined the payout percentage for PG 06-08 awards to NEOs to be 150% of target value. See page 24 for information regarding results used in determining PG 2006-2008 Payouts.

PG 2008-2010 Awards— In January 2008, the Committee granted new PG 08-10 awards to the NEOs for the 2008-2010 performance period as reported in the Grants of Plan-Based Awards table on page 38. The maximum deductible values for particular levels of performance are shown under the caption “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” in the Grants of Plan-Based Awards table. Actual payout values will be determined by the Committee exercising its negative discretion.

PG 2008-2010	Weighting	Threshold Deductible Payout Value	Target Deductible Payout Value	Maximum (Highest) Deductible Payout Value
Average Annual EPS	25%	$0.95	$1.50	$3.80
Average Annual Revenue	25%	$20 billion	$22 billion	$30 billion
Average Annual ROE	25%	10%	15%	33%
Company TSR Relative to S&P 500 TSR	25%	Not less than 9 percentage points below	Equal	13 percentage points above

Compensation Governance Policies

Our Policy Regarding the Timing of Equity Award Grants

Under the Company’s policy regarding the timing of equity award grants, the Committee makes “annual tranche” grants of NQSOs, RSAs and RSUs, as well as new PG awards, in January of each year at a meeting held three business days after the Company’s issuance of annual financial results for the then-recently completed fiscal year. In this regard, the Committee granted NQSOs, RSAs and RSUs at a meeting held on January 31, 2008, and more recently, at a meeting held on January 29, 2009.

In addition to the annual tranche grants, LTIAs (including PGs) may be granted at other times during the year to new hires and employees receiving a promotion and in other special circumstances. Our policy is that only the Committee may make such “off-cycle” grants to persons subject to the reporting requirements of Section 16 under the Securities Exchange Act of 1934 (Section 16 Officers). The Committee has delegated the authority to the CEO and the Executive Vice President-Human Resources, acting jointly, to make off-cycle grants to certain non-Section 16 Officers, subject to guidelines established by the Committee. Under our policy, the Committee and such authorized officers may make and approve off-cycle grants of equity awards (and PGs) only on the last trading day of February, April, May, July, August, October and November of each year, as well as the annual tranche grant date each year, as described above, with the grant date of such awards being the date of the approval.

It is also our policy that the exercise price of option grants be equal to the closing price reported for our stock on the NYSE on the grant date. Generally, the methodology used to determine the number of shares for a given dollar value of NQSOs, RSAs or RSUs to be awarded is also based on the closing price of our stock on the grant date.

Stock Ownership Policy

Our stock ownership policy requires approximately 140 senior executives, including the NEOs, to have a substantial ownership stake in Company shares, which we believe helps to foster a focus on medium- and long-term growth and further links their interests with those of our shareholders.

The policy has these key features:

•

Participants are expected to own Company shares with a target value of a multiple of their base salary, ranging from one times base salary for certain participants to 10 times for our CEO. The other NEOs have a target value equal to three or four times their base salary. Ownership includes certain owned shares and shares or share units in Company benefits programs.

•

If a participant has not yet reached the applicable target ownership requirement, he or she must retain 75% of the net after-tax shares acquired from any NQSO exercise or vesting of an RSA or RSU award.

•

After achieving their stock ownership targets, NEOs and other selected senior executives must retain for at least one year 50% of the net after-tax shares acquired from any NQSO exercise or vesting of an RSA or RSU award.

•	All NEOs are in compliance with the stock ownership/holding requirements.

To further encourage a focus on the long term, we prohibit employees from engaging in hedging and other derivative transactions (other than the exercise of employee stock options) with respect to our stock.

Policy Regarding Recoupment of Incentive Compensation

To protect the shareholders’ interests, we have a policy pursuant to which we will, to the extent practicable, seek to recover performance-based compensation from any executive officer and certain other members of senior management in those circumstances where (i) the payment of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement, (ii) in the Board’s view the employee engaged in fraud or misconduct that caused or partially caused the need for the restatement, and (iii) a smaller or no payment would have been made to the employee based upon the restated financial results. This policy has been superseded in certain respects as a result of the Company’s participation in the United States Department of the Treasury’s Troubled Asset Relief Program Capital Purchase Program (the “CPP”), which contains numerous provisions relating to executive compensation matters. For a discussion of certain of the effects of our participation in the CPP on compensation matters, see pages 31-32.

Detrimental Conduct

To help protect our competitive position, we have a “detrimental conduct” policy, covering approximately 530 executives (including the NEOs). Each covered executive is required to sign an agreement that requires him or her, among other provisions, to forfeit the pre-tax proceeds from some or all of his or her compensation received under the 1998 Plan and the 2007 Incentive Compensation Plan (the “2007 Plan”), including RSAs (and dividends paid), NQSOs, RSUs (and dividend equivalents paid), PGs awarded under either plan and, in the case of executive officers, all of his or her AIAs that were received up to two years prior to employment termination, if he or she engages in conduct that is detrimental to the Company during the first year following employment termination. Detrimental conduct includes, for example, working for certain competitors, soliciting our customers or employees, or disclosing our confidential information. The detrimental conduct policy is in addition to the obligations arising under our Code of Conduct.

Elements of Post-Employment and Other Compensation

Severance Benefits

We provide severance benefits on uniform terms and conditions under our Senior Executive Severance Policy and Plan, which applies to approximately 140 executives including the NEOs. We believe that the Policy, together with our ongoing programs, helps us remain competitive in the marketplace for executive talent and implement severance arrangements consistently. In addition, we believe that the Policy enables our executives to consider corporate transactions that are in the best interests of the shareholders without undue concern over whether the transactions may jeopardize their own employment and financial situation. The Committee does, however, review the Policy from time to time to confirm that the Policy is consistent with prevailing market practices and the Committee’s view regarding executive severance.

Benefits are available under the Senior Executive Severance Policy in the event of a termination of employment as a result of a reduction in work force, position elimination, office closing, job relocation beyond a certain distance, performance, mutually agreed resignation, or certain terminations within two years following a change in control of the Company.

The amount of separation pay for NEOs is two years of annual compensation (base salary and most recent AIA). Separation pay is generally paid in bi-weekly installments, except that payment is made in a lump sum in the event of certain terminations within two years following a change in control of the Company, as described below. During the separation pay period, NEOs may continue to be covered under certain of our compensation, welfare and benefit plans, and payment of any required employee contribution is deducted from the separation pay in accordance with the employee’s previously elected benefit coverage.

In order to receive benefits under the Senior Executive Severance Policy, an employee must sign an agreement that includes provisions relating to, for example, non-competition, non-solicitation of customers and employees, confidentiality and non-disparagement. The agreement also includes a full release of claims.

Our policy regarding the provision of severance benefits has been superseded in certain respects as a result of the Company’s participation in the CPP. For a discussion of certain of the effects of our participation in the CPP on compensation matters, see pages 31-32.

Retirement Benefits

NEOs earn retirement benefits under the American Express Retirement Savings Plan (the RSP) and the American Express Supplemental Retirement Plan (the SRP). The NEOs also continue to earn interest credits on outstanding account balances under the American Express Retirement Plan (although such plan was frozen during 2007 and no new contributions are accruing under such plan) and under prior deferred compensation programs. Taken together, these programs are intended to provide competitive retirement income that is linked to Company performance and longer service.

Retirement Savings Plan

The RSP is a broad-based, U.S. tax-qualified savings plan (commonly referred to as a 401(k) plan) providing for employer and employee contributions. On a before-tax basis, eligible employees, including the NEOs, can generally contribute an amount up to the limit prescribed by the Internal Revenue Service, which for 2009 is $16,500. Participants who are, or will be, at least age 50 during the year will also be permitted to contribute additional catch-up contributions of up to $5,500 for 2009.

We generally match 100% of before-tax employee contributions up to 5% of plan compensation for eligible employees in the regular benefit level (including the NEOs). Matching contributions made for employees hired prior to April 1, 2007, generally fully vest upon contribution. Matching contributions made for most employees hired on or after April 1, 2007 will generally vest on the third anniversary of each eligible employee’s service with the Company.

We may also contribute an annual discretionary profit-sharing amount for eligible employees (including the NEOs) based on our annual performance. The range for such annual discretionary profit-sharing contributions is 0-5%. As a result of our performance in 2008, the Board approved a profit-sharing contribution of 2.25% of plan compensation for eligible employees in the regular benefit level (including the NEOs). Profit-sharing contributions generally vest on the third anniversary of each eligible employee’s service with the Company.

For our employees who commenced their employment prior to April 1, 2007, in light of freezing the Retirement Plan, we generally also contribute at the end of each quarter an additional conversion contribution of up to 8% of quarterly plan compensation for eligible employees in the regular benefit level (including the NEOs). The actual percentage of such conversion contributions for individual participants is based on their projected age and service as of December 31, 2008. The amount of the conversion contributions for the NEOs is as follows: Messrs. Chenault, Gilligan and Henry: 6.0% and Messrs. Kelly and Squeri: 3.75%. Company conversion contributions generally vest on the third anniversary of each eligible employee’s service with the Company.

In February 2009, we announced to employees that we will temporarily suspend Company contributions to the RSP effective March 30, 2009. This includes suspending both Company matching contributions for all employees, as well as conversion contributions for all employees other than those who are retirement eligible (those participants who will attain age 55 with ten years of service as of December 31, 2009). Messrs. Chenault and Henry are retirement eligible and will continue to receive conversion contributions.

Retirement Plan

The Retirement Plan is a broad-based, U.S. tax-qualified “cash balance” pension plan. In January 2007, we amended the Retirement Plan, effective on or about June 23, 2007, to discontinue future benefit accruals (other than crediting interest to outstanding account balances) as of such date. The Retirement Plan is more fully described under “Retirement Plan Benefits” on page 44.

Supplemental Retirement Plan

U.S. tax law limits the amount of benefits that we can provide under our tax-qualified plans. We maintain the SRP, which is an unfunded, nonqualified arrangement, intended to provide NEOs and other affected employees with the same benefits that they would have received under the RSP (and previously under the Retirement Plan) if those limits did not apply and if certain other items of compensation were includable in calculation of benefits under our tax-qualified plans. Generally, participation in the SRP is limited to employees who have compensation in excess of tax-qualified plan limitations. Each SRP participant has a Retirement Plan-related account for benefits that cannot be provided under the Retirement Plan and an RSP-related account for benefits that cannot be provided under the Retirement Savings Plan.

Beginning with 2008, as part of planning for retirement and other long-term financial needs, we provided NEOs and certain other U.S. paid senior level employees with an annual opportunity to defer receipt of a portion of their base salary, annual incentive award and PG award payout under the SRP, subject to an annual deferral maximum of one-times base salary. The amounts deferred are credited to SRP deferral-benefits accounts, which are subject to continuous employment, ROE performance and other requirements and limits.

SRP Retirement Plan-related account benefits are more fully described under “Retirement Plan Benefits” on page 44. SRP RSP-related account benefits, SRP Deferral account benefits and benefits under prior deferral programs are more fully described under “Nonqualified Deferred Compensation” on page 46.

Change in Control Policies

We have adopted change in control (CIC) policies that are designed to help us attract key employees, preserve employee morale and productivity, and encourage retention in the face of the potential disruptive impact of an actual or potential CIC of the Company. In addition, the CIC policies ensure that the interests of our executives will be materially consistent with the interests of our shareholders when considering corporate transactions. Certain of the provisions under these policies result from a CIC in and of itself (“single trigger” provisions), while other provisions under these policies result from both a CIC and a subsequent termination of the employment of the NEO or participant (“double trigger” provisions).

Under our plans and policies, a CIC generally means any of the following occurs:

(1) any individual, entity or group acquires 25% or more of our outstanding common shares or otherwise acquires 25% or more of the combined voting power of the outstanding securities entitled to vote in the election of directors, subject, in each case, to certain exceptions;

(2) a majority of our directors are replaced in specific circumstances;

(3) a merger, reorganization, consolidation or other similar transaction (each a Business Combination) involving our Company is consummated other than: (a) a Business Combination that would result in the voting securities of the Company outstanding immediately prior to the Business Combination continuing to represent at least 50% of the voting power of the securities of the Company outstanding immediately after such Business Combination, (b) a Business Combination in which no person is or becomes the beneficial owner of securities of the Company representing 25% or more of the combined voting power of the Company’s then-outstanding securities or (c) a Business Combination that results in a majority of the Company’s Board of Directors retaining their director positions after such Business Combination;

(4) a sale of all or substantially all of the assets of the Company (subject to certain exceptions similar to those described in (3) above); or

(5) a shareholder-approved liquidation or dissolution of the Company.

•

Single Trigger Change in Control Consequences. The occurrence of a CIC has the following consequences, which are designed to ensure that our NEOs (and other participants) are not deprived of the benefits that they earned and reasonably should expect to receive if there were no CIC.

–

We are required to contribute assets to a trust to provide for the payment of benefits under our Supplemental Retirement Plan and for the payment of benefits under our U.S. deferred compensation programs that were not earned and vested as of December 31, 2004.

–

For amounts under our U.S. deferred compensation programs that were earned and vested as of December 31, 2004, we credit two years of interest to the accounts of participants based on the rate in effect for the preceding year, and pay out participants’ account balances in these programs.

–	We immediately vest outstanding unvested NQSOs, RSAs and RSUs.

•

Double Trigger Change in Control Consequences. Upon any termination of the employment of an NEO within two years following a CIC, NQSOs generally will remain exercisable for at least 90 days after the termination date.

Set forth below are the consequences if there is a “covered termination” of the employment of an NEO within two years following a CIC. A covered termination is an involuntary actual or constructive termination of employment. An NEO or other participant would be deemed to have a constructive termination of employment if we reduce base salary, materially reduce the total value of annual incentive and long-term incentive award opportunities, relocate the NEO’s workplace beyond a certain distance or assign the employee duties materially inconsistent with prior duties.

–	We will pay a pro rata AIA for the pre-termination portion of the year in which termination occurs, based upon the average of the employee’s preceding two AIA awards prior to the CIC.

–	We will immediately vest and pay out PG awards on a pro rata basis, based on the average payout percentage of the employee’s two preceding PG award payouts.

–	Subject to compliance with Section 409A of the Internal Revenue Code, we will pay the separation pay benefits under our Senior Executive Severance Policy in a lump sum instead of in installments.

–	U.S. health insurance benefits will continue for up to two years, generally on the same basis as prior to the termination of employment.

–

We will transfer certain split-dollar insurance policies, providing life insurance coverage equal to four times annual base salary up to a maximum of $1.5 million, to participating NEOs and senior executives.

•

Change in Control Excise Tax Reimbursement and Gross-Up. Upon a CIC or any termination of the employment of an NEO or senior executive within two years following a CIC, we will reimburse the employee for any CIC excise tax due and provide a tax gross-up payment.

Our policies regarding payments upon a CIC are affected by the Company’s participation in the CPP. For a discussion of certain of the effects of our participation in the CPP on compensation matters, see pages 31-32.

Perquisites

We provide limited types of perquisites and other personal benefits to our NEOs which we believe are reasonable and consistent with our overall compensation program to better enable the Company to attract and retain superior employees for key positions, and for security and competitive reasons. We have adopted a policy that identifies the comprehensive list of perquisites and other personal benefits available to our executive officers (including the NEOs). Other than as specifically identified in the policy, executive officers of the Company are not entitled to any other perquisite or personal benefit except as may be otherwise approved by the Chair of the Committee.

The approved perquisites and personal benefits include, in the case of one NEO assigned overseas (Mr. Gilligan), certain housing and living expenses and tax reimbursements that arise from the assignment. These amounts are a significant component of the total compensation reported in the Summary Compensation Table. Mr. Gilligan receives the majority of such benefits under our international assignment policy, which is applicable to all employees serving on international assignment and is designed to minimize any financial detriment or gain to the employee from the assignment. The value of the perquisites and benefits received by Mr. Gilligan under this policy reflects, among other things, his job level in the Company and the location of his international assignment (London).

We have maintained a security policy that requires the Company’s CEO to use Company-owned aircraft and automobiles for business and personal travel. The incremental cost of his use of Company-owned aircraft and automobiles for personal travel, as well as other security measures, is included as perquisites in the Summary Compensation Table below. We also provide a local transportation allowance to our NEOs other than Mr. Squeri, and a cash allowance to all NEOs in lieu of other competitive perquisites.

Effective January 1, 2008, we eliminated tax reimbursements relating to perquisites for NEOs except for those tax reimbursements and tax gross-ups relating to international assignments and relocations, because we view these situations as being for the benefit of the Company.

Death, Disability and Retirement

Upon the death or disability of an NEO (or other participant), unvested NQSOs, RSAs, RSUs and retirement benefits fully vest, and the NQSOs remain outstanding and exercisable for up to five years, subject to the original expiration date. In addition, each outstanding PG award vests and pays out pro rata based on service, and if the NEO is at least 60 years old and has been employed by us for ten or more years (including actual and deemed service), all or a portion of the balance of the PG award vests and is paid.

NEOs (and most other participants) who are between 55 and 59 years old and who are credited with ten or more years of employment service with us (including actual and deemed service) are eligible to retire. For these retirement-eligible NEOs, upon employment termination, unvested RSAs and RSUs that have been outstanding for more than two years will fully or partially vest, PG awards that have been outstanding for more than one year will vest pro rata, and 50% of unvested NQSO shares granted in or after January 2005 that have been outstanding more than one year will vest according to the original vesting schedule. If the NEO is at least 60 years old with ten or more years of service (including actual and deemed service), an additional portion of his or her unvested NQSOs, RSUs and PG awards that would otherwise be forfeited will also vest immediately or according to the original vesting schedule. Retired NEOs may exercise available NQSOs through the end of their original term.

IRS Million Dollar Cap/CPP Limitation on Deductibility

U.S. tax law limits the annual tax deduction on compensation we pay to certain NEOs to $1,000,000 unless the compensation is “performance-based” (as determined under the Code and related regulations). It has been our general policy to attempt to structure AIA and LTIA compensation as qualified performance-based compensation in order to allow us to fully deduct the compensation. However, the Committee may make payments that are not fully deductible to ensure competitive levels of total compensation for our executive officers or, in its judgment, may make payments that are otherwise necessary or appropriate to achieve our compensation objectives. For the 2008 tax year, we expect under the U.S. tax law limits to be entitled to deduct all AIA and LTIA compensation, except for certain awards granted before an executive became an executive officer; however, interpretations of and changes to applicable tax laws may affect the deductibility of such compensation.

Pursuant to the terms and conditions of the CPP, during the period in which the Treasury Department holds our preferred shares and warrants, the annual tax deduction on compensation that we pay to the NEOs will be limited to $500,000 per NEO beginning with amounts paid in 2009 regardless of whether compensation is “performance-based.” We continue to expect that our NEOs’ compensation will be significantly in excess of $500,000 per year. The Committee weighed the CPP’s further limitation on deductibility against the benefits to the Company of its participation in the CPP and its competitively compensating its executive officers and concluded that given the unprecedented economic and business environment, participation in the CPP and the importance of retaining management outweighed the expected foregone tax deductions during the Treasury Department’s holding period. See below for a description of the impact of our participation in CPP.

Certain Implications of Our Participation in CPP

In January 2009 we participated in the CPP by issuing preferred stock and warrants to the U.S. Department of the Treasury (the Treasury Department). Like other participants in the program, we agreed, as a condition of our participation, to comply with certain provisions relating to executive compensation matters, which were contained in the Emergency Economic Stabilization Act of 2008 (EESA) and rules promulgated by the Treasury Department. As a result, we adopted a policy regarding certain of our compensation programs to ensure compliance with the EESA provisions. Pursuant to the American Reinvestment and Recovery Act of 2009 (ARRA), which was enacted in mid-February, the executive compensation provisions of EESA were amended to expand their scope, as well as the matters that they address. ARRA also contained additional provisions regarding executive compensation that were not originally included in EESA. Below is a brief summary of certain of the executive compensation provisions of EESA, as amended by ARRA. It is expected that the Treasury Department will promulgate rules to provide clarity and specificity regarding these provisions to guide CPP participants in their compliance with such provisions. The Committee anticipates making appropriate modifications to our overall compensation framework and certain compensation plans in response to the statutory requirements of EESA and emerging regulatory requirements, while at the same time attempting to maintain the overall objectives of structuring our compensation plans to attract and retain the best talent and promote the Company’s growth.

Restriction on Incentive Compensation

The ARRA provides that for so long as the Treasury Department holds the preferred shares of a participant in the CPP, the CPP participant will be prohibited from paying or accruing any bonus, retention award or incentive compensation to an NEO and at least the next 20 most highly compensated employees unless such bonus, retention award or incentive compensation (i) is in the form of long-term restricted stock that does not fully vest during the period in which the Treasury Department holds the CPP participant’s preferred shares and (ii) has a value in an amount that is not greater than one-third of the total amount of annual compensation of the applicable NEO or other employee receiving such long-term restricted stock. This provision does not prohibit bonus payments required to be paid under arrangements in place prior to the passage of the ARRA, as such arrangements are determined by the Treasury Department.

Recoupment Policy

Like other participants in the CPP, we agreed to expand the standards under which we may recoup performance-based compensation from our NEOs. Accordingly, to the extent that any bonus, retention award or incentive compensation paid to any NEO during the period in which the Treasury Department holds our preferred shares was based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate, the Company is required to recover such compensation from the affected NEO or other employee. This standard is applicable regardless of whether the material inaccuracy is triggered by an accounting restatement, and covers not only material inaccuracies relating to financial reporting, but also material inaccuracies relating to other performance metrics used to award bonuses and other incentive compensation. Additionally, this standard is applicable regardless of whether the NEO personally engaged in the conduct that caused or gave rise to the material inaccuracy. (The ARRA has amended this provision to include the NEOs and the Company’s next 20 most highly compensated employees.)

Severance and Golden Parachutes

Under the terms of the CPP, for so long as the Treasury Department holds a CPP’s participant’s preferred shares, it is prohibited from making any payment to an NEO and any of the next five most highly-compensated employees for departure from the Company for any reason, except for payments for services performed or benefits accrued.

Risk Assessment

Under the terms governing our participation in the CPP, the Committee is required to review the incentive compensation arrangements for the Company’s senior executive officers to ensure that these arrangements do not encourage unnecessary and excessive risks that threaten the value of the Company. In January 2009, the Committee met with the Company’s Chief Risk Officer to review the Company’s Enterprise Risk framework (which is periodically reviewed with the Board’s Audit Committee) and to discuss short-term and long-term risks that might impact business results. Within that context, the Committee reviewed the Company’s incentive compensation arrangements and identified features that would discourage senior executive officers from taking risks that are unnecessary or excessive. These features included incentive awards that spanned different timeframes (annual, mid-term and long-term) and depended on performance against a variety of financial and non-financial metrics, including compliance and control, as well as policies related to stock ownership, net share holding requirements and recoupment of awards, and broad Committee discretion to determine awards. The Committee’s certification that it has reviewed the senior executive officers’ incentive compensation arrangements in light of business risks may be found on the following page. ARRA requires that the Committee meet twice annually regarding risk review so long as Treasury’s preferred shares are outstanding.

Report of the Compensation and Benefits Committee

The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board of Directors, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation and Benefits Committee certifies that it has reviewed with Chief Risk Officer the NEO incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage NEOs to take unnecessary and excessive risks that threaten the value of the financial institution.

COMPENSATION AND BENEFITS COMMITTEE

Jan Leschly, Chairman

Peter Chernin

Richard A. McGinn

Edward D. Miller

Robert D. Walter

Summary Compensation Table

The following table summarizes the compensation of our named executive officers (NEOs) for the fiscal year ended December 31, 2008. Our NEOs are our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers as determined by their total compensation in the table below (excluding the amount in the column captioned “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in accordance with SEC rules).

The Summary Compensation Table presents compensation information in a standardized format pursuant to SEC rules, which, among other things, require us to report the expense that we recognize each year in our financial statements in respect of NQSOs, RSAs and RSUs that were granted to each NEO over a multi-year period.

Executives do not realize the value of equity-based awards until the awards mature and/or are exercised. The actual value that an NEO will realize from such awards is determined by future Company performance and share price, and may be significantly lower than the amounts indicated in the table, which represent the expense recognized in respect of such awards.

For example, the exercise prices for those options whose expense is reflected in the Summary Compensation Table range from $45.58 to $60.95. The closing price per share of our common stock on March 9, 2009 was $10.64. In addition, the amounts shown for Mr. Chenault under “Option Awards” include expense recognized in connection with the Special Grant, the vesting of which is subject to meeting various performance requirements. Given Company performance to date, we do not expect any option awards under the Special Grant to vest.

A summary of the Committee decisions on the annual direct compensation awarded to our Chief Executive Officer in respect of 2008 performance, including the Committee’s decision regarding his NQSO grant and its decision not to award him a cash bonus or any RSAs or RSUs, can be found on pages 22-24.

		Summary Compensation Table (1)
Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
K.I. Chenault	2008	$1,250,000	$0	$10,129,931	$7,985,934	$6,112,500	$640,711	$1,208,242	$27,327,318
Chairman and Chief Executive Officer	2007	$1,238,461	$6,000,000	$6,476,202	$8,288,342	$500,000	$2,671,958	$907,945	$26,082,908
	2006	$1,100,000	$6,000,000	$5,131,099	$12,527,610	$500,000	$2,745,040	$988,450	$28,992,199

E.P. Gilligan	2008	$825,000	$3,500,000	$2,604,060	$3,314,404	$1,125,000	$67,388	$4,364,775	$15,800,627
Vice Chairman	2007	$759,615	$3,206,000	$1,636,972	$2,634,900	$1,414,500	$446,178	$3,241,012	$13,339,177
	2006	$575,000	$1,800,000	$846,709	$1,933,104	$1,183,050	$379,415	$3,598,593	$10,315,871

A.F. Kelly, Jr.	2008	$850,000	$3,000,000	$2,784,569	$3,417,547	$1,125,000	$86,226	$270,134	$11,533,476
President	2007	$771,154	$3,625,000	$1,771,091	$2,685,830	$1,414,500	$455,969	$316,406	$11,039,950
	2006	$575,000	$2,000,000	$1,049,907	$1,985,640	$1,218,900	$439,783	$191,435	$7,460,665

D.T. Henry	2008	$625,000	$2,100,000	$438,241	$2,081,419	$300,000	$65,304	$250,342	$5,860,306
Executive Vice President and Chief Financial Officer	2007	$411,192	$2,156,000	$360,663	$723,161	$460,000	$226,337	$183,166	$4,520,519

S.J. Squeri	2008	$600,000	$1,650,000	$291,658	$2,799,549	$675,000	$55,873	$180,621	$6,252,701
Executive Vice President, Corporate Development and Chief Information Officer

(1)	Amounts shown are not reduced to reflect the NEO’s elections, if any, to defer receipt of salary, bonus or non-equity incentive plan compensation under our deferred compensation programs.

(2)	The amounts in this column reflect AIA cash payments made for annual performance under our 2007 Plan, our 1998 Plan or our management Annual Incentive Plan, as applicable.

(3)	The amounts in these columns reflect stock and option awards that were granted over a multi-year period in respect of the executive’s performance during years prior to 2008. The dollar amounts represent the expense recognized for financial statement reporting purposes with respect to the year ended December 31, 2008. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

NEOs do not receive any cash payments upon the grant of stock and option awards. The amounts shown reflect our accounting expense for these awards and are not necessarily indicative of the value that will be realized by the NEOs upon the sale of any shares received after the vesting of RSAs or RSUs or the exercise of NQSOs. With respect to NQSOs, the exercise price per share of NQSOs for which expense was recognized during 2008 ranged from $45.58 to $60.95.

The assumptions used in the calculation of the amounts for 2008 shown above and in the Summary Compensation Table are included in Note 19 to our audited consolidated financial statements for the year ended December 31, 2008, which are included in our Annual Report on Form 10-K filed with the SEC on February 27, 2009, and the assumptions for awards granted prior to 2008 are included in the corresponding footnote to our audited consolidated financial statements for prior years. See the Grants of Plan-Based Awards table on page 38 for information on awards made in 2008. The amounts shown in these columns reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the NEOs.

(4)	The amounts in this column reflect the cash payment made to the named executive in respect of PG06-08 awards granted in 2006 (covering the 2006-2008 performance period), and earned at the end of 2008, which vested and were paid in February 2009.

(5)	The amounts in this column reflect (a) the actuarial increase in the present value of the NEO’s benefits under all defined benefit pension plans established by the Company and (b) the above-market portion of earnings on compensation deferred by the NEO under our nonqualified deferred compensation programs. Earnings on deferred compensation are considered to be above-market to the extent that the rate of interest exceeds 120% of the applicable federal long-term rate. For purposes of this table, the market rate on deferred compensation for 2008 was 5.68%, which is 120% of the federal long-term rate for December 2007, the time when the formulas for 2008 earnings on our deferred compensation programs were established. The amounts attributed to items (a) and (b) are set forth below.

Name	Change in Pension Value	Above- Market Earnings on Deferred Compensation
K.I. Chenault	$452,231	$188,480
E.P. Gilligan	$49,495	$17,893
A.F. Kelly, Jr.	$55,407	$30,819
D.T. Henry	$47,665	$17,639
S.J. Squeri	$19,235	$36,638

(6)	See All Other Compensation Table below for additional information.

All Other Compensation Table

The table below shows the components of the amounts included for each NEO under the All Other Compensation column in the Summary Compensation Table.

Name	Year	Perquisites and Other Personal Benefits ($)(1)	Tax Payments/ Reimbursements ($)		Company Contributions to Defined Contribution Plans ($)(2)	Executive Life Insurance ($)(3)	Total ($)
K.I. Chenault	2008	$874,027	$0		$331,250	$2,965	$1,208,242
	2007	$686,408	$72,944		$145,922	$2,671	$907,945
	2006	$783,428	$117,336		$85,250	$2,436	$988,450

E.P. Gilligan	2008	$1,920,862	$2,223,690	(4)	$218,625	$1,598	$4,364,775
	2007	$1,693,437	$1,454,808	(4)	$91,274	$1,493	$3,241,012
	2006	$1,213,650	$2,338,985	(4)	$44,563	$1,395	$3,598,593

A.F. Kelly, Jr.	2008	$81,444	$0		$187,000	$1,690	$270,134
	2007	$182,715	$48,532		$83,579	$1,580	$316,406
	2006	$99,968	$45,430		$44,563	$1,475	$191,435

D.T. Henry	2008	$81,147	$0		$165,625	$3,570	$250,342
	2007	$97,904	$31,868		$50,306	$3,088	$183,166

S.J. Squeri	2008	$46,988	$0		$132,000	$1,633	$180,621

(1)	See the Perquisites and Other Personal Benefits table below for additional information regarding the components of this column.

(2)	This column reports Company contributions to the NEO’s accounts under the Company’s RSP and to the RSP-related account under the Company’s SRP. See page 46 for a further description of the RSP-related account under the Company’s SRP.

(3)	This column reports imputed income to the NEOs under the Company’s executive life insurance program.

(4)	For Mr. Gilligan, the amount shown in this column includes tax equalization payments and tax reimbursements in connection with his international assignment. These payments and reimbursements are made pursuant to a policy that is designed to facilitate the assignment of employees to positions in other countries by covering taxes over and above those that employees accepting international assignments would have incurred had they remained in their home countries. The amounts shown have been reduced to reflect the Company’s retention of certain amounts related to home country taxes from Mr. Gilligan’s compensation.

Perquisites and Other Personal Benefits

Name	Year	Local Travel Benefit ($)(1)	Personal Use of Company Aircraft ($)(2)	Flexible Perquisite Allowance ($)	Home Security System ($)	Security During Personal Trips ($)	Inter- national Assignment ($)(3)	Filing Fee Reim- bursement ($)(4)	Earnings on Deferred Compen- sation Payouts ($)(5)	Other Benefits ($)(6)	Total ($)
K.I. Chenault	2008	$134,299	$414,702	$35,000	$200,898	$45,729	n/a	n/a	$0	$43,398	$874,027
	2007	$102,601	$323,884	$35,000	$126,992	$59,162	n/a	n/a	$0	$38,769	$686,408
	2006	$132,019	$405,375	$35,000	$60,716	$69,187	n/a	$45,000	$0	$36,131	$783,428
E.P. Gilligan	2008	$30,000	$4,383	$35,000	$1,609	n/a	$1,841,340	n/a	$3,050	$5,480	$1,920,862
	2007	$30,000	$3,923	$35,000	$1,237	n/a	$1,614,074	n/a	$4,493	$4,710	$1,693,437
	2006	$30,000	$0	$35,000	$1,173	n/a	$1,142,667	n/a	$0	$4,810	$1,213,650
A.F. Kelly, Jr.	2008	$30,000	$0	$35,000	$4,510	n/a	n/a	n/a	$0	$11,934	$81,444
	2007	$30,000	$67,669	$35,000	$43,845	n/a	n/a	n/a	$0	$6,201	$182,715
	2006	$30,000	$23,838	$35,000	$5,270	n/a	n/a	n/a	$0	$5,860	$99,968
D.T. Henry	2008	$30,000	$0	$35,000	$0	n/a	n/a	n/a	$0	$16,147	$81,147
	2007	$25,385	$0	$27,500	$0	n/a	n/a	n/a	$36,864	$8,155	$97,904
S.J. Squeri	2008	$0	$0	$35,000	$513	n/a	n/a	n/a	$0	$11,475	$46,988

(1)	The Company’s security policy adopted by the Audit Committee of the Board requires our Chief Executive Officer to use Company-owned aircraft and automobiles for personal as well as business travel. We have included costs relating to required personal use of Company-owned automobiles in this column.

(2)	The Company’s security policy adopted by the Audit Committee of the Board requires our Chief Executive Officer to use Company-owned aircraft and automobiles for personal as well as business travel.

The calculation of incremental cost for personal use of Company aircraft is based on the variable cost to the Company of operating the aircraft and includes fuel costs, trip-related maintenance, the cost of trip-related crew hotels and meals, maintenance costs, landing and ground handling fees, in-flight catering and telephone usage and other variable costs. The calculation does not include fixed costs that would have been incurred regardless of whether there was any personal use of the aircraft (e.g., aircraft purchase costs and depreciation, flight crew salaries and benefits, insurance costs, costs of maintenance not related to trips and service contracts).

(3)	The amount shown includes expatriate benefits and allowances for housing and utilities, goods and services differential, school tuition and other education-related costs, home leave allowance, automobile and certain other costs in connection with Mr. Gilligan’s expatriate assignment in London. Mr. Gilligan receives the majority of such benefits and allowances under the Company’s international assignment policy, which is applicable to all employees serving on international assignment under the policy and is designed to minimize any financial detriment or gain to the employee from the international assignment. Benefits and allowances included in the amount shown that were paid or received in British sterling were converted to U.S. dollars based on the conversion rate as of the date paid, received or allocated.

(4)	This column reflects our reimbursement of the fee paid by Mr. Chenault in connection with a governmental filing required to be made as a result of his being an executive officer and the level of his equity holdings in the Company.

(5)	This column reports the above-market portion of earnings in connection with deferred compensation payouts.

(6)	This column reports the total amount of other perquisites and personal benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of all perquisites and other personal benefits reported for the NEO. These other benefits consist of amounts for group life insurance premiums, premiums for Director’s Charitable Award Program life insurance (for Mr. Chenault only), office parking, incidental business gifts, cost of certain meals from the Company’s dining facilities and reimbursement for the out-of-pocket portion of fees for certain routine medical examinations.

In addition to the perquisites and other benefits described in the table and footnotes above, our NEOs also receive occasional secretarial support with respect to personal matters and may, on occasion, use the Company’s tickets for sporting and entertainment events for personal rather than business purposes. We incur no incremental cost for the provision of such additional benefits.

Grants of Plan-Based Awards

The following table provides information on the NQSO, RSA and RSU awards granted to each of our NEOs in 2008 under the 2007 Plan, as well as PG 08-10 awards. There can be no assurance that the Grant Date Fair Value of awards will ever be realized by the NEOs.

Grants of Plan-Based Awards
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (# shares)			All Other Option Awards
Name	Award Type (1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Securities Underlying Options (# shares)	Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
K.I. Chenault	PG08-10	1/31/2008	$1,654,448	$6,546,375	$22,912,313	n/a	n/a	n/a			n/a
	RSA	1/31/2008					71,748				$3,524,979
	RSU	1/31/2008					122,124				$5,999,952
	NQSO	1/31/2008							1,375,000	$49.13	$19,444,288
	NQSO	1/31/2008							625,000	$49.13	$5,212,500

E.P. Gilligan	PG08-10	1/31/2008	$260,625	$1,031,250	$3,609,375	n/a	n/a	n/a			n/a
	RSA	1/31/2008					21,758				$1,068,971
	NQSO	1/31/2008							190,000	$49.13	$1,584,600

A.F. Kelly, Jr.	PG08-10	1/31/2008	$260,625	$1,031,250	$3,609,375	n/a	n/a	n/a			n/a
	RSA	1/31/2008					22,898				$1,124,979
	NQSO	1/31/2008							200,000	$49.13	$1,668,000

D.T. Henry	PG08-10	1/31/2008	$191,125	$756,250	$2,646,875	n/a	n/a	n/a			n/a
	RSU	1/31/2008					14,634				$718,968
	NQSO	1/31/2008							150,000	$49.13	$1,251,000

S.J. Squeri	PG08-10	1/31/2008	$173,750	$687,500	$2,406,250	n/a	n/a	n/a			n/a
	RSA	1/31/2008					10,177				$499,996
	NQSO	1/31/2008							130,000	$49.13	$1,084,200

(1)	PG Awards. PG awards link compensation to our financial performance and relative total shareholder return over a multi-year period which in the case of PG08-10 is 2008–2010. The value of a PG award is based on four performance components: our performance in regard to each of average annual EPS, average annual revenue, average annual ROE and total shareholder return as compared to an S&P index, in each case over the relevant three-year performance period of the award, with the potential award payout determined by reference to a table of possible performance and earned payout levels. For PG08-10, the EPS, revenue and ROE components each account for 25% of the award’s “target value,” as does the total shareholder return component (as measured against the total shareholder return of the S&P 500 Index). The actual payout could be higher or lower than the notional target value based on actual financial performance and total shareholder return.

To receive his or her payout under a PG award, an executive officer generally must be employed by the Company through the vesting and payment date of the award, which has historically occurred in the January or February following the completion of the performance period (in the case of PG08-10, January or February 2011).

Restricted Stock Awards and Restricted Stock Units. All of the NEOs were granted RSAs or RSUs in 2008.

For Mr. Chenault: An RSU for 122,124 shares (granted to recognize performance for 2007 and as an incentive for future performance) vests after three years subject to the achievement of average annual ROE of 15% or more during the vesting period, and 71,748 shares (granted to recognize performance over the 2005-2007 period and as an incentive for future performance) vested in January 2009.

For Messrs. Gilligan, Kelly, Henry and Squeri, respectively, 21,758 RSAs, 22,898 RSAs, 14,634 RSUs and 10,177 RSAs (granted for 2007 performance and as an incentive for future performance) vest three years from the grant date, subject to the achievement of average annual ROE of 15% or more during the vesting period.

The vesting of each of the above awards is also subject in each case to the NEO’s continuous employment with the Company. We pay cash dividends on the RSAs and make dividend equivalent payments on the RSUs, in each case in the same amount that we pay cash dividends on our common shares.

Stock Options. We granted NQSOs as part of our annual long-term incentive award program and for other special circumstances. The NQSOs have a ten-year term. Except as specified otherwise below, holders may exercise up to 25% of their NQSOs after one year, 50% after two years, 75% after three years and 100% after four years, subject to continuous employment. Prior to the exercise of an NQSO, the holder has no rights as a shareholder with respect to the shares subject to such NQSO. All outstanding NQSOs may also become exercisable upon death, disability termination, retirement or a CIC of the Company as we describe on pages 47-53.

For Mr. Chenault: A special performance-based NQSO award for 1,375,000 shares was granted to provide additional incentive and reward for continuing a high level of performance. The terms of the award, including the performance-based conditions on which the NQSO will vest, are described on page 24.

(2)	The amounts shown under these columns represent potential payouts to the NEOs under the PG08-10 payout guidelines applicable to executive officers. The “threshold” payout represents the maximum amount that may be paid assuming the achievement of the minimum levels of performance, across all four performance components, at which a payout may first be made. The “target” payout represents the maximum amount that may be paid assuming a level of performance that would yield payouts of 150% of the target value for each of the EPS, revenue and ROE components and 100% of the target value for the total shareholder return component. The “maximum” payout represents the maximum amount that may be paid assuming the achievement of the maximum level of performance across all four performance components under the award provisions.

(3)	The exercise price of the NQSOs shown in this column reflects the closing price of a share of our common stock as reported on the NYSE on the date of grant. The exercise price per share of our common stock on the January 31, 2008 grant date was $49.13. You can read more about our equity award grant practices in the “Compensation Discussion and Analysis” on pages 26-27.

(4)	Restricted Stock Awards and Restricted Stock Units. We value RSAs and RSUs in this column based on the closing price of the Company’s common shares on the NYSE on the grant date ($49.13).

Stock Options. These amounts show hypothetical values at grant under a variation of the Black-Scholes option pricing model. This model is a complicated mathematical formula that makes assumptions about stock option features. A number of these assumptions do not apply to the options we grant to our executive officers and other employees. In particular, the model assumes that holders can exercise stock options immediately and freely transfer them. For these reasons, we caution that the values we show in the table are theoretical and may not reflect the amounts that option holders will realize. Whether and to what extent an option holder realizes value will depend on what our share price will be relative to the exercise price. The assumptions and Black-Scholes values listed below and the Monte Carlo values (described on page 40) are consistent with the assumptions that we used to report stock option valuations and expense in our 2008 Annual Report on Form 10-K.

Assumptions for Valuing January 2008 grants:

•	The exercise price is the same as our closing price per share on the applicable grant date (i.e., $49.13).

•	A 4.7 year life for each option. Based on our recent experience, this is the average amount of time that passes before holders of our options exercise them.

•	Expected dividend yield of 1.5%. This reflects the yield on January 31, 2008.

•	Expected stock price volatility of 18%. This reflects the most recent volatility for the month-end stock prices of the Company’s common shares for the 56 months prior to January 31, 2008.

•

A risk-free rate of return of 2.8%. This reflects the return an investor could expect in a risk-free investment with the same grant and expiration date as our January 31, 2008 stock option grants. This is the yield on a zero-coupon bond on January 31, 2008 with a maturity date similar to the expected life of the stock options.

Assumptions for Valuing Special Performance-Based Grant Made to Mr. Chenault in January 2008. Refer to page 24 for a description of this Special Performance-Based Grant.

The Black-Scholes option pricing model was used to determine the grant date fair value for the components with performance metrics based on Average EPS Growth, Average Revenue Growth and Average Return on Equity. The assumptions for valuing these three components of the grant are as follows:

•	The exercise price is the same as our closing price per share on the grant date (i.e., $49.13).

•

An eight year life for each option. Based on the specific facts and circumstances of this special award, this is the estimated average amount of time that passes before the holder of the options exercises them.

•	Expected dividend yield of 1.5%. This reflects the yield on the grant date.

•	Expected stock price volatility of 24%. This reflects the most recent volatility for the month-end stock prices of the Company’s common shares for the 96 months prior to the grant date.

•

A risk-free rate of return of 3.7%. This reflects the return an investor could expect in a risk-free investment with the same grant and expiration date as our stock options. This is the yield on a zero-coupon bond on the option grant date with a maturity date similar to the expected life of the stock options.

The Monte Carlo Valuation option pricing model was used to determine the grant date fair value for the component with a performance metric based on Total Shareholder Return. The Monte Carlo Valuation method simulates stock prices based at the vesting date of 5.92 years after the grant date with a remaining expected life of 2.08 years. The assumptions for valuing this component of the grant are as follows:

•	The exercise price is the same as our closing price per share on the grant date (i.e., $49.13).

•

An eight year life for each option. Based on the specific facts and circumstances of this special award, this is the estimated average amount of time that passes before the holder of these options exercises them.

•	Expected dividend yield of 1.5%. This reflects the yield on the grant date.

•	Expected stock price volatility for the Company of 27%. This reflects the most recent volatility for the daily stock prices of the Company’s common shares for 5.92 years prior to the grant date.

•	Expected stock price volatility for the S&P 500 Index of 16%. This reflects the most recent volatility for the daily stock prices of the S&P 500 Index for 6 years prior to the grant date.

•

A risk-free rate of return of 4.5%. This reflects the return an investor could expect in a risk-free investment with the same grant and expiration date as our stock options. This is the yield on treasury constant maturities published by the Federal Reserve on the option grant date with a vesting date of 5.92 years after the grant date and remaining expected life of 2.08 years.

Outstanding Equity Awards at Fiscal Year-End 2008

The following table shows the number of shares covered by exercisable and unexercisable NQSOs and unvested RSAs and RSUs granted under the 1998 Plan or the 2007 Plan held by our NEOs on December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End 2008
	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(a)
K.I. Chenault	0		625,000	(1)			$49.130	1/30/2018				122,124(b)	$2,265,400
					1,375,000	(2)	$49.130	1/30/2018				51,930(e)	$ 963,302
					1,375,000	(3)	$58.980	11/30/2017				51,930(e)	$ 963,302
	156,250	(4)	468,750				$57.770	1/25/2017				62,236(f)	$1,154,478
	212,500	(5)	212,500				$51.865	1/22/2016				71,748(d)	$1,330,925
	334,152	(6)	111,385				$45.768	1/23/2015				4,916(g)	$ 91,192
	555,208	(7)	0				$43.977	1/25/2014				5,462(g)	$ 101,320
	555,208	(8)	0				$29.239	1/26/2013				57,842(j)	$1,072,969
	616,897	(9)	0				$31.941	1/27/2012
	571,201	(10)	0				$38.922	2/25/2011
	228,481	(11)	0				$38.922	2/25/2011
	462,673	(12)	0				$38.224	2/27/2010
	1,370,883	(13)	0				$36.017	3/21/2009
	357,838	(14)	0				$47.289	2/21/2009
E.P. Gilligan	0		190,000	(1)			$49.130	1/30/2018				85,000(l)	$1,576,750
	0		450,000	(15)			$58.540	7/31/2017				21,758(c)	$ 403,611
	37,500	(4)	112,500				$57.770	1/25/2017				31,158(m)	$ 577,981
	75,000	(5)	75,000				$51.865	1/22/2016				2,458(g)	$ 45,596
	124,236	(6)	41,412				$45.768	1/23/2015				29,403(j)	$ 545,426
	195,351	(7)	0				$43.977	1/25/2014
	10,282	(16)	0				$39.876	7/27/2013
	185,069	(8)	0				$29.239	1/26/2013
	205,632	(9)	0				$31.941	1/27/2012
	205,632	(10)	0				$38.922	2/25/2011
	34,272	(17)	0				$50.743	7/23/2010
A.F. Kelly, Jr.	0		200,000	(1)			$49.130	1/30/2018				90,000(l)	$1,669,500
	0		475,000	(15)			$58.540	7/31/2017				22,898(c)	$ 424,758
	37,500	(4)	112,500				$57.770	1/25/2017				34,620(m)	$ 642,201
	75,000	(5)	75,000				$51.865	1/22/2016				3,141(g)	$ 58,266
	124,236	(6)	41,412				$45.768	1/23/2015				30,675(j)	$ 569,021
	205,632	(7)	0				$43.977	1/25/2014
	205,632	(8)	0				$29.239	1/26/2013
	228,481	(9)	0				$31.941	1/27/2012
	103,481	(10)	0				$38.922	2/25/2011
	22,848	(17)	0				$50.743	7/23/2010
D.T. Henry	0		150,000	(1)			$49.130	1/30/2018	5,157	(n)	$95,662	14,634(b)	$ 271,461
	23,750	(18)	71,250				$60.950	10/31/2017	1,785	(i)	$33,112
	6,875	(4)	20,625				$57.770	1/25/2017	3,125	(k)	$57,969
	15,000	(5)	15,000				$51.865	1/22/2016
	21,420	(6)	7,140				$45.768	1/23/2015
	68,544	(7)	0				$43.977	1/25/2014
	2,582	(19)	0				$31.057	3/24/2013
	30,375	(20)	0				$48.858	2/21/2009
S.J. Squeri	0		130,000	(1)			$49.130	1/30/2018	2,731	(h)	$50,660	10,177(c)	$ 188,783
	32,500	(4)	97,500				$57.770	1/25/2017
	0		400,000	(23)			$57.770	1/25/2017
	65,000	(5)	65,000				$51.865	1/22/2016
	27,417	(21)	9,140				$45.575	5/16/2015
	51,408	(6)	17,136				$45.768	1/23/2015
	19,706	(22)	6,569				$45.768	1/23/2015
	75,399	(7)	0				$43.977	1/25/2014
	71,971	(8)	0				$29.239	1/26/2013
	79,968	(9)	0				$31.941	1/27/2012
	74,256	(10)	0				$38.922	2/25/2011
	13,709	(16)	0				$50.743	7/23/2010
	27,418	(12)	0				$38.224	2/27/2010

Notes Relating to Option Awards

(1)	These NQSOs were granted on January 31, 2008 and vest 25% (subject to rounding) on the first, second, third and fourth anniversaries of the grant date.

(2)	These NQSOs were granted on January 31, 2008 and vest as described on page 24.

(3)	These NQSOs were granted on November 30, 2007 and vest as described on page 24.

(4)	These NQSOs were granted on January 25, 2007 and vest 25% (subject to rounding) on the first, second, third and fourth anniversaries of the grant date.

(5)	These NQSOs were granted on January 23, 2006 and vest 25% (subject to rounding) on the first, second, third and fourth anniversaries of the grant date.

(6)	These NQSOs were granted on January 24, 2005 and vest 25% (subject to rounding) on the first, second, third and fourth anniversaries of the grant date.

(7)	These NQSOs were granted on January 26, 2004 and vested 25% (subject to rounding) on the first, second, third and fourth anniversaries of the grant date.

(8)	These NQSOs were granted on January 27, 2003 and vested 25% (subject to rounding) on the first, second, third and fourth anniversaries of the grant date.

(9)	These NQSOs were granted on January 28, 2002 and vested 33 1/ 3% (subject to rounding) on the first, second and third anniversaries of the grant date.

(10)	These NQSOs were granted on February 26, 2001 and vested 33 1/3% (subject to rounding) on the second, third and fourth anniversaries of the grant date.

(11)	These NQSOs were granted on February 26, 2001 and vested 33 1/3% (subject to rounding) on the fourth, fifth and sixth anniversaries of the grant date.

(12)	These NQSOs were granted on February 28, 2000 and vested 33 1/3% (subject to rounding) on the second, third and fourth anniversaries of the grant date.

(13)	These NQSOs were granted on March 22, 1999 and vested on or after the sixth anniversary of their grant date, subject to the Company’s shares trading at or above $54.026 for ten consecutive days (which condition was satisfied in 2006).

(14)	These NQSOs were granted on February 25, 2004 pursuant to a reload feature under the 1998 Plan and vested six months after the grant date. The Company eliminated the reload feature for outstanding NQSOs effective January 1, 2005.

(15)	These NQSOs were granted on July 31, 2007 and vest 25% (subject to rounding) on the third and fourth anniversaries of the grant date, and 50% on the fifth anniversary of the grant date.

(16)	These NQSOs were granted on July 28, 2003 and vested 25% (subject to rounding) on the first, second, third and fourth anniversaries of the grant date.

(17)	These NQSOs were granted on July 24, 2000 and vested 33 1/3% (subject to rounding) on the second, third and fourth anniversaries of the grant date.

(18)	These NQSOs were granted on October 31, 2007 and vest 25% (subject to rounding) on the first, second, third and fourth anniversaries of the grant date.

(19)	These NQSOs were granted on March 25, 2003 and vested 25% (subject to rounding) on the first, second, third and fourth anniversaries of the grant date.

(20)	These NQSOs were granted on November 15, 2004 pursuant to a reload feature under the 1998 Plan and vested six months after the grant date. The Company eliminated the reload feature for outstanding NQSOs effective January 1, 2005.

(21)	These NQSOs were granted on May 16, 2005 and vested 25% (subject to rounding) on the first, second, third and fourth anniversaries of the grant date.

(22)	These NQSOs were granted on January 24, 2005 and vested 25% (subject to rounding) on the first, second, third and fourth anniversaries of the grant date.

(23)	These NQSOs were granted on January 25, 2007 and vest 25% on the third and fourth anniversaries of the grant date and 50% on the fifth anniversary of the grant date.

Notes Relating to Stock Awards

(a)	The market value of the stock awards is based on the closing price per share of our stock as of December 31, 2008, which was $18.55.

(b)	These RSUs were granted January 31, 2008 and vest on the third anniversary of the grant date, subject to continuous employment and the achievement of average annual ROE of 15% or more over the vesting period.

(c)	These RSAs were granted on January 31, 2008 and vest on the third anniversary of the grant date, subject to continuous employment and the achievement of average annual ROE of 15% or more over the vesting period.

(d)	These RSAs were granted on January 31, 2008 and vested on January 30, 2009.

(e)	These RSUs were granted January 25, 2007 and vest on the third anniversary of the grant date, subject to continuous employment and the achievement of average annual ROE of 10% or more over the vesting period.

(f)	These RSUs were granted on March 17, 2006 and vest on the third anniversary of the grant date, subject to continuous employment and the achievement of average annual ROE of 8% or more over the vesting period.

(g)	These RSAs were granted on January 24, 2005 and vest 25% on the first, second, third and fourth anniversaries of the grant date, subject to continuous employment and the achievement of average annual ROE of 5% or more over the vesting periods.

(h)	These RSAs were granted on January 24, 2005 and vest 25% on the first, second, third and fourth anniversaries of the grant date, subject to continuous employment.

(i)	These RSUs were granted on January 24, 2005 and vest 25% on the first, second, third and fourth anniversaries of the grant date, subject to continuous employment.

(j)	These RSAs were granted on January 23, 2006 and vest on the third anniversary of the grant date, subject to continuous employment and the achievement of average annual ROE of 8% or more over the vesting period.

(k)	These RSUs were granted on January 23, 2006 and vest 25% on the first, second, third and fourth anniversaries of the grant date, subject to continuous employment.

(l)	These RSAs were granted on July 31, 2007 and vest 20% on each of the third, fourth and fifth anniversaries of the grant date and 40% on the sixth anniversary of the grant date, subject to continuous employment and the achievement of average annual ROE of 15% or more over the vesting periods.

(m)	These RSAs were granted January 25, 2007 and vest on the third anniversary of the grant date, subject to continuous employment and the achievement of average annual ROE of 10% or more over the vesting period.

(n)	These RSUs were granted on January 25, 2007 and vest 25% on the first, second, third and fourth anniversaries of the grant date, subject to continuous employment.

Option Exercises and Stock Vested in 2008

The following table contains information about exercises of NQSOs by the NEOs and shares acquired by the NEOs upon the vesting of RSAs, in each case during 2008.

Option Exercises and Stock Vested in 2008
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
K.I. Chenault	401,228	$5,140,925	46,196	$2,177,590
E.P. Gilligan	0	$0	2,458	$113,643
A.F. Kelly, Jr.	0	$0	3,141	$145,221
D.T. Henry	0	$0	5,066	$231,859
S.J. Squeri	0	$0	2,731	$129,804

(1)	Amounts reflect the difference between the exercise price of the NQSO and the market price of our common stock at the time of exercise.

(2)	Amounts reflect the market value of our common stock on the day on which the RSAs vested.

Retirement Plan Benefits 2008

The table below shows the present value of accumulated benefits payable to each of the NEOs under each of the American Express Retirement Plan and the American Express Supplemental Retirement Plan.

Pension Benefits 2008
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year ($)
K.I. Chenault	Retirement Plan	27	$440,030	$0
	SRP (Retirement Plan-Related Account)		$5,515,205	$0

	Total		$5,955,235	$0
E.P. Gilligan	Retirement Plan	28	$251,197	$0
	SRP (Retirement Plan-Related Account)		$1,097,721	$0

	Total		$1,348,918	$0
A.F. Kelly, Jr.	Retirement Plan	21	$180,610	$0
	SRP (Retirement Plan-Related Account)		$1,062,877	$0

	Total		$1,243,487	$0
D.T. Henry	Retirement Plan	18	$226,905	$0
	SRP (Retirement Plan-Related Account)		$412,072	$0

	Total		$638,977	$0
S.J. Squeri	Retirement Plan	23	$183,363	$0
	SRP (Retirement Plan-Related Account)		$342,903	$0

	Total		$526,266	$0

(1)	Present Value of Accumulated Benefits (PVAB) was determined using the same measurement date (December 31, 2008) and assumptions as used for financial reporting purposes:

•	Discount rate equal to 5.95%

•	RP 2000 White Collar Mortality Table projected to 2015

•	Retirement age is assumed to be the normal retirement age as defined in the plan (age 65)

•	Form of payment is the value of the cash balance account payable as a lump sum distribution upon retirement

•	PVAB includes the value of the MetLife benefit described below, if applicable

Retirement Plan. The NEOs participate in the Retirement Plan, which is a defined-benefit cash-balance retirement plan. In January 2007, we amended the Retirement Plan, effective on or about June 23, 2007, to discontinue future benefit accruals (other than crediting interest to outstanding account balances) as of such date. The Retirement Plan continues to credit participants with interest on their cash balances. The Plan sets the interest rate each year based on the average of the interest rates for certain five-year U.S. Treasury Notes. The minimum interest rate each year is 5%. The maximum rate is the lower of 10% or the applicable interest rate set forth in the Retirement Plan. For 2008 and 2009, the interest rate is 5%.

Vested participants can generally elect to receive their benefits under the Retirement Plan after separation from service in either a lump sum or an annuity. In addition, benefits from prior replacement plans, which were terminated in 1985, are payable through an insurance contract with Metropolitan Life Insurance Company.

SRP (Retirement Plan-Related Account). Each SRP participant who participated in the Retirement Plan has a Retirement Plan-related account for benefits that could not be provided under the Retirement Plan as a result of tax-qualified plan limitations. Compensation for SRP Retirement Plan-related account purposes included the same items of compensation as the Retirement Plan, and also included the value of amounts deferred by a participant under a Company nonqualified deferred compensation program and the value of restricted stock awards granted to the participants in lieu of cash supplemental AIAs. SRP Retirement Plan-related account benefits accrued and vested in a manner similar to benefits under the Retirement Plan. Participants may elect to receive payment of their SRP Retirement Plan-related account benefits in either a lump sum or annual installments over a period of five, 10 or 15 consecutive years, and lump-sum payments are made on the January 1 or July 1 that is at least six months following the participant’s separation from service and installment payments commence on the July 1 of the calendar year following the year in which the participant separates from service.

In January 2007, we amended and restated the SRP, generally effective July 1, 2007, to reflect the amendments made to the Retirement Plan. As a result of such amendments, no contributions generally are made to a participant’s Retirement Plan-related account for any pay period ending on or after July 1, 2007. Participants continue to receive interest crediting on their outstanding SRP Retirement Plan-related account balances. Generally, all participants who were employed as of July 1, 2007 became vested in the accrued benefits under their Retirement Plan-related account as of such date.

Nonqualified Deferred Compensation 2008

The following table shows the executive or Company contributions, earnings, withdrawals and account balances for the NEOs in our SRP RSP-related accounts and our deferred compensation programs. These programs are unfunded, unsecured deferred compensation programs.

Nonqualified Deferred Compensation 2008
Name	Plan Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
K.I. Chenault	SRP (RSP-Related Account)	$0	$300,775	($600,155)	$0	$922,409
	Deferred Compensation	$550,000	$0	$1,329,023	$0	$21,478,126

	Total	$550,000	$300,775	$728,868	$0	$22,400,535
E.P. Gilligan	SRP (RSP-Related Account)	$0	$211,125	($105,062)	$0	$454,364
	Deferred Compensation	$0	$0	$113,252	$185,008	$1,757,802

	Total	$0	$211,125	$8,190	$185,008	$2,212,166
A.F. Kelly, Jr.	SRP (RSP-Related Account)	$0	$161,700	($142,656)	$0	$382,478
	Deferred Compensation	$575,000	$0	$225,320	$0	$3,721,905

	Total	$575,000	$161,700	$82,664	$0	$4,104,383
D.T. Henry	SRP (RSP-Related Account)	$0	$135,150	($55,209)	$0	$308,372
	Deferred Compensation	$336,000	$0	$128,959	$0	$2,131,061

	Total	$336,000	$135,150	$73,750	$0	$2,439,433
S.J. Squeri	SRP (RSP-Related Account)	$0	$124,500	($107,413)	$0	$232,032
	Deferred Compensation	$450,000	$0	$267,864	$0	$4,395,314

	Total	$450,000	$124,500	$160,451	$0	$4,627,346

(1)	The amounts in this column are also included in the Summary Compensation Table on page 34 under “All Other Compensation.”

(2)	Earnings on SRP RSP-related account balances are determined based on hypothetical investment thereof at the direction of the participant in the funds available under the RSP. The following earnings on Deferred Compensation are included as compensation under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table on page 34: for Mr. Chenault, $188,480; for Mr. Gilligan, $17,893; for Mr. Kelly, $30,819; for Mr. Henry, $17,639; and for Mr. Squeri, $36,638. See page 47 for a description of deferred compensation crediting rates.

(3)	Of the total amounts shown in this column, the following amounts have been reported as “Salary,” “Bonus” or “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table in this proxy statement and prior years’ proxy statements: for Mr. Chenault $9,004,790; for Mr. Gilligan $975,000; for Mr. Kelly $2,550,000; for Mr. Henry $671,000; and for Mr. Squeri $450,000. The amounts in the preceding sentence do not include: 1) amounts deferred by each executive before becoming an NEO; and 2) amounts reported in this proxy statement and prior years’ proxy statements as above-market earnings on deferred compensation.

SRP (RSP-Related Account). Each SRP participant has an RSP-related account for benefits that cannot be provided under the Retirement Savings Plan as a result of tax-qualified plan limitations. In addition, participants are entitled to a Company contribution under the SRP RSP-related account regardless of whether the participant voluntarily defers compensation under the Retirement Savings Plan. Compensation for SRP RSP-related account purposes includes the same items of compensation as the Retirement Savings Plan, and also includes the value of base pay and annual incentive amounts deferred by a participant under the Company nonqualified deferred compensation programs. Participants may elect to receive payment of their SRP RSP-related account benefits in either a lump sum or annual installments over a period of five, 10 or 15 consecutive years.

Deferred Compensation. As part of planning for retirement or other long-term financial needs, we provide the NEOs and certain other senior-level employees with an annual opportunity to defer receipt of a portion of their base salary, annual incentive award or PG award payout up to one times their base salary in any particular year. Our deferral program was substantially revised beginning with 2008 deferrals as part of a review of U.S. retirement income and current and emerging retirement income market practices. Our review indicated that providing a compensation deferral program to senior level employees continues to be competitive U.S.

practice, and that linking future deferrals to retirement and the Company’s ROE performance would help achieve our performance incentive, competitive total retirement income level and talent retention objectives. As a result, effective beginning with deferral elections for 2008, we implemented a retirement-focused compensation deferral opportunity by means of new deferred compensation accounts under the SRP.

Under the SRP- Deferral program, participants may elect for payment to commence upon retirement or a specified date at least five years after deferral, but not later than retirement, and to receive payment in either a lump sum or annual installments over a period of five, 10 or 15 consecutive years. If a participant elects to be paid upon a specified date, and the participant has not had a separation from service prior to such date, then payment is made in the form elected by the participant (lump sum or installments), commencing on the March 15 or September 15 immediately following the participant’s specified date. If a participant elects to be paid upon retirement or separates from service prior to his elected specified date, then if the participant is retirement eligible at the time of his or her separation from service, payment is made in the form elected by the participant (lump sum or installments), commencing on the March 15 or September 15 that is at least six months following the participant’s separation from service. If a participant is not retirement eligible, then payment is made in the form of a lump sum, regardless of the form elected by the participant, commencing on the March 15 or September 15 that is at least six months following the participant’s separation from service.

For 2007 and prior years, deferred compensation opportunities were provided to NEOs and other senior level employees under separate deferred compensation programs that were approved annually by the Company’s Compensation and Benefits Committee. Under these prior programs participants were able to defer receipt until retirement or a specified date at least five years after deferral, but not later than 10 years after retirement.

Deferred Compensation Earnings. Earnings on deferral program balances are linked to the Company’s annual ROE performance, which serves to align the program with the interests of our shareholders. Effective January 1, 2007, deferred balances are credited with annual interest equivalents according to the following schedule (which was revised for the 1994-2006 programs) based on our reported ROE for the relevant year as compared with our publicly announced ROE target range (which is currently 33% to 36%):

Company ROE for Relevant Year	1994-2004 Deferral Program Crediting Rate	2005 and Beyond Deferral Program Crediting Rate
Below Company target ROE	Moody’s A Rate	Moody’s A Rate
At Company target ROE (currently 33%-36%)	13%	9%
Above Company target ROE	16%	11%

(The “Moody’s A Rate” is the average corporate bond yield rate for the relevant calendar year for borrowers rated “A” by Moody’s Investor Services. The Moody’s A Rate was 6.58% as of December 31, 2008.)

For 2008, the Company’s ROE performance was 22%, and interest equivalents were accordingly credited at the Moody’s A Rate for balances under all deferral programs between 1994 and 2008.

Interest crediting for balances under the 1994 to 2007 programs in excess of the lowest applicable rate are subject to continued service by the executive for five years or earlier retirement eligibility (defined as age 55 with 10 or more actual or deemed years of service). Effective with deferral elections for 2008 and later years, interest crediting in excess of the lowest applicable schedule rate is linked to continued service until retirement. This revised structure is designed to continue to promote shareholder value by linking account earnings with ROE performance and to encourage employees to voluntarily save for retirement.

The Company reserves the right to revise ROE-linked interest crediting schedules under outstanding deferral programs at any time, prospectively or retrospectively.

Potential Payments Upon Termination or Change in Control

The tables below show certain potential payments that would have been made to an NEO if the NEO’s employment had terminated on December 31, 2008 under various scenarios, including a change in control as described on pages 29-30. In accordance with SEC rules, the potential payments were determined under the terms of our plans and arrangements as in effect on December 31, 2008, except that the payments reflect provisions that became effective on January 9, 2009 as a result of our participation in the CPP. The tables do not include the pension benefits or nonqualified deferred compensation that would be paid to an NEO, which are set forth in the “Pension Benefits 2008” and “Nonqualified Deferred Compensation 2008” tables above, except to the extent that the NEO is entitled to an additional benefit as a result of the termination. In addition, the tables do not include the value of vested but unexercised NQSOs as of December 31, 2008. The footnotes to the tables describe the assumptions used in estimating the amounts set forth in the tables. Because the payments to be made to an NEO depend on several factors, the actual amounts to be paid out upon an NEO’s termination of employment can only be determined at the time of an executive’s separation from the Company.

An outline of the various termination scenarios and the potential payments that are made to NEOs in each scenario (under the terms of our plans and arrangements as in effect on December 31, 2008, modified to take into account changes effective January 2009 as a result of our participation in the CPP) appears after the tables and footnotes.

The potential payments do not reflect the application of the executive compensation restrictions applicable to CPP participants arising from the ARRA, which was enacted in February 2009, as the Treasury Department has not yet promulgated rules to provide clarity and specificity to guide CPP participants in their compliance with the ARRA restrictions.

Potential Payments Upon Termination of Employment/CIC as of 12/31/08
K.I. Chenault
	(a)	(b)	(c)	(d)	(e)
	Death	Disability	Retirement	Termination w/o Cause not in Connection with CIC	Termination w/o Cause or Constructive Term. In Connection with CIC
Incremental Benefits Due to Termination Event (1)
Severance (2)	$0	$0	$0	$26,499,904	$26,499,904
Pro-Rata Bonus (3)	$0	$0	$11,999,952	$0	$20
Value of Accelerated LTIA (4)	$7,903,429	$7,903,429	$10,579,169	$14,367,718	$14,549,441
Deferred Comp (5)	$0	$0	$0	$6,067,465	$2,371,557
Retirement Savings Plan (6)	$0	$249,648	$0	$131,552	$0
Retirement Plan (7)	$0	$0	$0	$43,960	$0
Other Benefits (8)	$1,050,596	$0	$449,404	$137,357	$31,990
Total Value of Incremental Benefits	$8,954,025	$8,153,077	$23,028,525	$47,247,956	$43,452,913

Potential Payments Upon Termination of Employment/CIC as of 12/31/08
E.P. Gilligan
	(a)	(b)	(c)	(d)	(e)
	Death	Disability	Voluntary Resignation	Termination w/o Cause not in Connection with CIC	Termination w/o Cause or Constructive Term. In Connection with CIC
Incremental Benefits Due to Termination Event
Severance (2)	$0	$0	$0	$10,199,941	$10,199,941
Pro-Rata Bonus (3)	$4,274,971	$4,274,971	$0	$0	$3,937,484
Value of Accelerated LTIA (4)	$5,300,679	$5,300,679	$0	$4,859,352	$6,666,863
Deferred Comp (5)	$56,691	$366,484	$0	$264,806	$129,993
Retirement Savings Plan (6)	$0	$465,938	$0	$84,728	$0
Retirement Plan (7)	$0	$0	$0	$28,755	$0
Other Benefits (8)	$1,500,000	$0	$0	$54,980	$230,556
Total Value of Incremental Benefits	$11,132,341	$10,408,072	$0	$15,492,563	$21,164,838

Potential Payments Upon Termination of Employment/CIC as of 12/31/08
A.F. Kelly, Jr.
	(a)	(b)	(c)	(d)	(e)
	Death	Disability	Voluntary Resignation	Termination w/o Cause not in Connection with CIC	Termination w/o Cause or Constructive Term. In Connection with CIC
Incremental Benefits Due to Termination Event
Severance (2)	$0	$0	$0	$11,199,957	$11,199,957
Pro-Rata Bonus (3)	$4,749,979	$4,749,979	$0	$0	$4,374,988
Value of Accelerated LTIA (4)	$5,515,061	$5,515,061	$0	$4,978,388	$6,881,246
Deferred Comp (5)	$414,343	$871,653	$0	$591,617	$451,013
Retirement Savings Plan (6)	$0	$369,556	$0	$61,957	$0
Retirement Plan (7)	$0	$0	$0	$21,125	$0
Other Benefits (8)	$1,500,000	$0	$0	$62,326	$248,235
Total Value of Incremental Benefits	$12,179,383	$11,506,249	$0	$16,915,370	$23,155,439

Potential Payments Upon Termination of Employment/CIC as of 12/31/08
D.T. Henry
	(a)	(b)	(c)	(d)	(e)
	Death	Disability	Voluntary Resignation	Termination w/o Cause not in Connection with CIC	Termination w/o Cause or Constructive Term. In Connection with CIC
Incremental Benefits Due to Termination Event (1)
Severance (2)	$0	$0	$0	$6,999,937	$6,999,937
Pro-Rata Bonus (3)	$0	$0	$2,874,968	$0	$0
Value of Accelerated LTIA (4)	$642,123	$642,123	$896,344	$1,511,860	$1,320,610
Deferred Comp (5)	$0	$0	$0	$110,281	$53,848
Retirement Savings Plan (6)	$0	$190,645	$0	$144,236	$0
Retirement Plan (7)	$0	$0	$0	$24,474	$0
Other Benefits (8)	$1,199,654	$0	$300,346	$91,460	$25,504
Total Value of Incremental Benefits	$1,841,777	$832,768	$4,071,658	$8,882,248	$8,399,899

Potential Payments Upon Termination of Employment/CIC as of 12/31/08
S.J. Squeri
	(a)	(b)	(c)	(d)	(e)
	Death	Disability	Retirement	Termination w/o Cause not in Connection with CIC	Termination w/o Cause or Constructive Term. In Connection with CIC
Incremental Benefits Due to Termination Event
Severance (2)	$0	$0	$0	$5,349,992	$5,349,992
Pro-Rata Bonus (3)	$2,074,996	$2,074,996	$0	$0	$1,612,498
Value of Accelerated LTIA (4)	$1,602,601	$1,602,601	$0	$2,225,660	$2,467,193
Deferred Comp (5)	$446,726	$1,902,409	$0	$1,034,292	$697,804
Retirement Savings Plan (6)	$0	$391,055	$0	$87,655	$0
Retirement Plan (7)	$0	$0	$0	$21,654	$0
Other Benefits (8)	$1,500,000	$0	$0	$65,848	$128,604
Total Value of Incremental Benefits	$5,624,323	$5,971,061	$0	$8,785,101	$10,256,091
Reduction Due to TARP Provisions	$0	$0	$0	($854,798)	($2,325,789)
Net Total Value of Incremental Benefits	$5,624,323	$5,971,061	$0	$7,930,303	$7,930,303

(1)	For Messrs. Chenault and Henry, who are the only NEOs who were retirement eligible on December 31, 2008, the scenarios set forth in columns (a), (b), (d) and (e) reflect only the additional incremental benefit that would be received under such scenarios from what the individuals would otherwise receive upon retirement.

(2)	Severance. Reflects two times current base salary plus two times cash AIA awarded for 2007 performance plus two times the value of RSAs/RSUs issued in recognition of 2007 performance (and as an incentive for future performance).

(3)	Pro Rata Bonus.

Under Death, Disability and Retirement: Reflects cash AIA awarded for 2007 performance plus the value of RSAs/RSUs issued in recognition of 2007 performance (and as an incentive for future performance).

Under Change in Control: Reflects the average of the value awarded in 2008 for 2007 performance and the value awarded in 2007 for 2006 performance (cash AIA plus the value of RSAs/RSUs issued in recognition of performance and as an incentive for future performance).

(4)	Value of Accelerated LTIA. RSA and NQSO value are based on the closing price per share of our stock as of December 31, 2008, which was $18.55. For NQSOs, value shown reflects the “in the money” value of NQSOs that vest upon the termination of employment or Change in Control. That value was $0 as of December 31, 2008. With respect to PGs, (i) for columns (a), (b), (c) and (d), as applicable, the value reflects the rate (i.e., 150%) at which PGs were being accrued at December 31, 2008 and (ii) for column (e), the value reflects the average of the payout percentages of the PGs with performance periods ended December 31, 2007 and 2006.

(5)	Deferred Compensation.

Under Death: Reflects vesting of the unvested interest for non-retirement eligible executives.

Under Disability: Reflects vesting of the unvested interest for non-retirement eligible executives and additional interest crediting on the account until paid.

Under Termination without Cause not in Connection with CIC: Reflects two years of interest crediting on the grandfathered amounts (amounts that were earned and vested prior to December 31, 2004) and accelerated vesting of interest credits on non-grandfathered amounts that vest during the two-year severance period.

Under Change in Control: Reflects two years of interest crediting on the grandfathered amounts (amounts that were earned and vested prior to December 31, 2004) and accelerated vesting of interest credits on non-grandfathered amounts that otherwise would vest during a two-year severance period.

(6)	Retirement Savings Plan.

Under Termination without Cause not in Connection with CIC: Reflects two years of investment gains on account balances.

Under Disability: Reflects value of future employer contributions assuming executive elects to retire at age 65.

(7)	Retirement Plan. Under Termination without Cause not in Connection with CIC: Reflects two years of interest on account balances.

(8)	Other Benefits.

Outplacement

Under Termination without Cause not in Connection with CIC, and Change in Control: Reflects an estimated value of $7,000.

Health and Welfare Continuation

Under Termination without Cause not in Connection with CIC, and Change in Control: Reflects continuation of medical, dental and Health Savings Account contributions over the two-year severance period.

Perquisite Allowance

Under Termination without Cause not in Connection with CIC: Reflects continuation of flexible cash allowance of $35,000 for one year.

Key Life Surrender Value

Under Death: Reflects the benefit payable to the beneficiary under our Key Executive Life Insurance Plan.

Under Disability, Retirement and Termination without Cause not in Connection with CIC: Generally reflects the cash surrender value under the Key Executive Life Insurance Plan if the NEO is retirement eligible.

Under Change in Control: Generally reflects the cash surrender value under the Key Executive Life Insurance Plan.

The following is a summary of the various termination scenarios and how potential payments are determined.

Death.

In the event of the death of an NEO:

•	a pro rata portion of the AIA for the year of death, based on the amount of the NEO’s prior year’s AIA, is paid to the NEO’s designated beneficiary or estate;
•	the NEO’s NQSOs, RSAs and RSUs become 100% vested, and NQSOs remain exercisable for five years (but not to exceed their original ten-year term);
•	a pro rata portion (based on a 36-month performance period or a 38-month vesting period, as applicable) of the NEO’s outstanding PG awards are paid to the NEO’s designated beneficiary or estate;
•

if the NEO is not already retirement eligible (at least age 55 with ten or more actual or deemed years of service to the Company), all earnings at the ROE rate on the NEO’s balance under our deferred compensation programs become 100% vested;

•	the total balance of the NEO’s account under our deferred compensation programs is paid to the NEO’s designated beneficiary or estate in a lump sum;
•	the NEO’s benefits under our Retirement Savings Plan and our Retirement Plan become 100% vested; and
•

the NEO’s designated beneficiary receives the coverage amount under our Key Executive Life Insurance Plan (and the Company is entitled to receive any excess cash value under the life insurance policy on the NEO).

Disability.

Disability generally means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. For purposes of the Retirement Plan, disability generally means a physical or mental condition that renders the participant eligible for disability benefits under the federal Social Security Act.

In the event of the disability of an NEO:

•	a pro rata portion of the AIA for the year of disability, based on the amount of the NEO’s prior year’s AIA, is paid to the NEO;
•	the NEO’s NQSOs, RSAs and RSUs become 100% vested, and NQSOs remain exercisable for five years (but not to exceed their original ten-year term);
•	a pro rata portion (based on a 36-month performance period or a 38-month vesting period, as applicable) of the NEO’s outstanding PG awards are paid to the NEO;
•

if the NEO is not already retirement eligible (at least age 55 with ten or more actual or deemed years of service to the Company), all earnings at the ROE rate on the NEO’s balance under our deferred compensation programs become 100% vested;

•	the NEO’s account balance under our deferred compensation programs is paid at the time and in the form (lump sum or installments) elected by the NEO;
•	the NEO’s benefits under our Retirement Savings Plan and our Retirement Plan become 100% vested;
•

the NEO continues to accrue benefits under our Retirement Savings Plan, based on the NEO’s rate of compensation immediately prior to the disability, through the NEO’s attainment of age 65 (or earlier recovery from the disability or complete withdrawal of plan benefits); and

•	if the NEO is retirement eligible, then the NEO is entitled to receive the cash surrender value of the life insurance policy on the NEO under our Key Executive Life Insurance Plan.

Voluntary Resignation.

The effects of a voluntary resignation by an NEO depend on whether the NEO is retirement eligible at the time of resignation. Retirement eligible means that the NEO is at least age 55 with ten or more actual or deemed years of service to the Company.

If an NEO is retirement eligible, then in the event of the voluntary resignation by the NEO:

•	if the retirement occurs on or after April 1st of the year, then a pro rata portion of the AIA for the year of retirement, based on the amount of the NEO’s prior year’s AIA, is paid to the NEO;
•

the NEO’s unvested NQSOs granted before January 2005 are forfeited; for NQSOs granted beginning January 2005, 50% of unvested shares that are outstanding for more than one year vest according to their original schedule and the remaining shares are forfeited; vested NQSOs and NQSOs which become vested upon retirement remain exercisable until the end of their original ten-year term;

•	the NEO’s RSAs and RSUs that have been outstanding for more than two years vest in part or in full, and those that have been outstanding for two years or less are forfeited;
•

a pro rata portion (based on a 36-month performance period or a 38-month vesting period, as applicable) of the NEO’s PG awards that have been outstanding for more than one year are paid to the NEO (on the normal payment date for such PG awards), and the NEO’s PG awards that have been outstanding for one year or less are forfeited;

•	the NEO’s account balance under our deferred compensation programs is paid at the time and in the form (lump sum or installments) elected by the NEO; and
•	the NEO is entitled to receive the cash surrender value of the life insurance policy on the NEO under our Key Executive Life Insurance Plan.

If an NEO is not retirement eligible, then in the event of the voluntary resignation by the NEO:

•	the NEO’s AIA for the year of resignation is forfeited;
•	the NEO’s NQSOs (vested and unvested), RSAs and RSUs are forfeited;
•	the NEO’s outstanding PG awards are canceled; and
•	the NEO’s account balance under our deferred compensation programs is paid in a lump sum; amounts are paid on a date at least six months following the date of termination.

Termination without Cause not in Connection with CIC.

In the event of the termination without cause of an NEO, which is not in connection with a CIC:

•

the NEO is entitled to receive separation pay of two years’ annual compensation, which includes base salary and the amount of the last AIA paid, and separation pay is paid in installments over the two-year separation period;

•	the NEO’s AIA for the year of termination is forfeited;
•

the NEO’s NQSOs continue to vest and remain exercisable during the NEO’s severance period, and (except as otherwise described below) are canceled on the earlier of their expiration date, the end of the NEO’s severance period or the NEO’s commencement of other employment;

•

the NEO’s RSAs and RSUs continue to vest during the NEO’s severance period, and (except as otherwise described below) are canceled on the earlier of the end of the NEO’s severance period or the NEO’s commencement of other employment;

•	the NEO’s PG awards that remain outstanding at the end of the NEO’s severance period are canceled (except as otherwise described below);
•

if the NEO is retirement eligible (at least age 55 with ten or more actual or deemed years of service to the Company), then the NEO’s account balance under our deferred compensation programs is paid at the time and in the form (lump sum or installments) elected by the NEO; otherwise the NEO’s account balance is paid in a lump sum – amounts that were earned and vested on or prior to December 31, 2004 are paid at the end of the two-year severance period and all other amounts are paid on a date at least six months following the date of termination;

•

the NEO’s account balances under our Retirement Savings Plan cannot be distributed until the end of the two-year severance period and continue to receive investment gains and losses during such period;

•

the NEO’s account balances under our Retirement Plan cannot be distributed until the end of the two-year severance period and continue to receive interest crediting under the terms of the plan during such period;

•	the NEO is entitled to U.S. medical, dental and health savings account contributions for up to two years, generally on the same basis as prior to termination;
•	the NEO is entitled to receive the perquisite allowance for the year of termination;
•	the NEO is entitled to receive outplacement services; and
•	if the NEO is retirement eligible, then the NEO is entitled to receive the cash surrender value of the life insurance policy on the NEO under our Key Executive Life Insurance Plan.

If the NEO is retirement eligible (at least age 55 with ten or more actual or deemed years of service to the Company) by the end of the NEO’s severance period, then the NEO receives the NQSO, RSA, RSU and PG award treatment described above under Voluntary Resignation by a retirement eligible NEO.

If the NEO would be age 60 with ten or more actual or deemed years of service to the Company by the end of the NEO’s severance period (only Mr. Henry will have qualified for this additional benefit, with a two-year severance period ending December 31, 2010), then the NEO also receives the following:

•

for NQSOs granted beginning January 2005, 100% of unvested shares that are outstanding for more than one year vest according to their original schedule and the remaining shares are forfeited; vested NQSOs and NQSOs which become vested upon termination remain exercisable until the end of their original ten-year term;

•	50% of those RSAs/RSUs that have been outstanding for two years or less vest upon retirement and the remaining shares are forfeited; and
•	50% of the NEO’s PG awards that have been outstanding for one year or less are paid to the NEO (on the normal payment date for such PG awards), and the remaining portion is forfeited.

Termination without Cause in Connection with CIC.

In the event of the termination without cause of an NEO, which is in connection with a CIC:

•

the NEO is entitled to receive separation pay of two years’ annual compensation, which includes base salary and the amount of the last AIA paid, and separation pay is paid in a lump sum on a date at least six months following the date of termination;

•	a pro rata portion of the AIA for the year of termination, based on the amount of the NEO’s two prior years’ AIAs, is paid to the NEO;
•	the NEO’s NQSOs, RSAs and RSUs become 100% vested upon the CIC, and options remain exercisable for 90 days following termination;
•

a pro rata portion (based on a 36-month performance period) of the NEO’s outstanding PG awards, based on the average of the payout percentages for the last two PG programs paid out before the CIC, are paid to the NEO;

•

two years of additional interest (using the prior year’s interest rate assuming 6.58% for 1994-2004 programs) are credited to the NEO’s account balance for amounts that were earned and vested on or prior to December 31, 2004 under our deferred compensation programs;

•

the NEO’s account balance for amounts that were earned and vested prior to December 31, 2004 under our deferred compensation programs is paid in a lump sum on a date that is at least six months following the date of termination;

•

if an NEO is retirement eligible, all other account balances are paid at the time and in the form (lump sum or installments) elected by the NEO; if an NEO is not retirement eligible, all other account balances are paid in a lump sum on a date that is at least six months following the date of termination;

•	the NEO is entitled to U.S. medical, dental and health savings account contributions for up to two years, generally on the same basis as prior to termination;
•	the NEO is entitled to receive outplacement services; and
•	the NEO is entitled to receive the cash surrender value of the life insurance policy on the NEO under our Key Executive Life Insurance Plan.

Share Plans

The following table provides summary information with respect to the Company’s equity compensation plans under which the Company’s common shares may be issued to employees or non-employees (such as Directors, consultants or advisors) as of December 31, 2008, each of which was approved by shareholders. Information relating to employee stock purchase plans and employee savings plans (such as 401(k) plans) is not included. Information is provided in the aggregate for the Company’s equity compensation plans which have been approved by the Company’s shareholders. There are no plans that have not been approved by shareholders.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	86,423,759	$41.36	45,160,421
Equity compensation plans not approved by shareholders	0	0	0
Total	86,423,759	$41.36	45,160,421

ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

Item 3—Advisory (Non-Binding) Vote Approving Executive Compensation

The American Recovery and Reinvestment Act of 2009 (the “Act”) was enacted on February 17, 2009. Pursuant to the Act, the Company seeks a non-binding advisory vote from its shareholders to approve the compensation of our executives as described under “Executive Compensation – Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement (see pages 17 to 53).

This proposal, commonly known as a “Say on Pay” proposal, gives our shareholders the opportunity to express their views on the Company’s executive compensation. Because your vote is advisory, it will not be binding upon the Board. However, the Compensation and Benefits Committee will take into account the outcome of the vote when making future executive compensation decisions.

As we discuss above in our Compensation Discussion and Analysis, we believe that our compensation policies and decisions are focused on pay for performance principles, are strongly aligned with the long-term interests of our shareholders and are competitive. The Company’s principal compensation policies, which enable the Company to attract and retain strong and experienced senior executives to lead the Company successfully in a rapidly changing industry and economic environment, include:

1. We make annual compensation decisions based on assessment of each executive’s performance against measurable goals that promote the Company’s success by focusing on our shareholders, customers and employees.

2. We emphasize long-term incentive compensation awards that collectively reward executives based on share price appreciation, meeting financial targets and relative total shareholder return over multi-year periods.

3. We design pay practices to retain a highly talented and experienced senior executive team.

4. We require substantial stock ownership by our senior executives.

5. We have a policy of recoupment of performance-based compensation from any executive officer whose fraud or intentional misconduct caused the Company to restate its financial statements.

The Board of Directors believes that the compensation of our executive officers is appropriate and recommends a vote FOR the following advisory resolution:

RESOLVED, that the shareholders approve the compensation of the Company’s executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables and any related material).

SHAREHOLDER PROPOSALS

Item 4—Shareholder Proposal Relating to Cumulative Voting for Directors

Mrs. Evelyn Y. Davis, Suite 215, Watergate Office Building, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, owner of 300 common shares, has advised us that she plans to introduce the following resolution:

RESOLVED: “That the stockholders of American Express, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

“In addition, many corporations have adopted cumulative voting.”

“Last year the owners of 213,432,225 shares, representing approximately 25.5% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

The Board of Directors recommends that you vote AGAINST this proposal for these reasons:

Cumulative voting is one of those issues that has the appearance of fairness, but in reality could serve the interests of special interest groups. It could make it possible for such a group to elect one or more Directors beholden to the group’s narrow interests. This could lead to factions and discord within the Board and undermine its ability to work effectively on behalf of the interests of all of the shareholders. The present system of voting utilized by the Company and by most leading corporations prevents the “stacking” of votes behind potentially partisan directors. The present system thus promotes the election of a more effective Board in which each Director represents the interests of all the shareholders.

Item 5—Shareholder Proposal Relating to the Calling of Special Shareholder Meetings

Mr. Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY, 11021, owner of 1,500 common shares, has advised us that he plans to introduce the following resolution:

5 – Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Statement of Kenneth Steiner

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter is sufficiently important to merit prompt consideration.

This proposal topic also won from 55% to 69%-support at the following companies (based on 2008 yes and no votes):

Entergy (ETR)	55%	Emil Rossi (Sponsor)
International Business Machines (IBM)	56%	Emil Rossi
Merck (MRK)	57%	William Steiner
Kimberly-Clark (KMB)	61%	Chris Rossi
CSX Corp. (CSX)	63%	Children’s Investment Fund
Occidental Petroleum (OXY)	66%	Emil Rossi
FirstEnergy Corp. (FE)	67%	Chris Rossi
Marathon Oil (MRO)	69%	Nick Rossi

In a step to improve our corporate governance our board amended the company charter on May 2, 2008 to eliminate the statutory super-majority vote requirement for actions regarding mergers, sales or dissolution of the company.

The merits of this Special Shareowner Meetings proposal should be considered in the context of the need for further improvements in our company’s corporate governance and in individual director performance. In 2008 the following governance and performance issues were identified:

•	The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company “High Concern” in Executive Pay—$26 million.

•	We had no shareholder right to:

Cumulative voting.

To act by written consent.

To call a special meeting.

An independent Chairman.

A Lead Director.

•	Seven of our directors served on 7 boards rated D or F by The Corporate Library:

Kenneth Chenault	International Business Machines (IBM)

Charlene Barshefsky	Estee Lauder (EL)

Charlene Barshefsky	Intel (INTC)

Robert Walter	Yum! Brands (YUM)

Edward Miller	Korn/Ferry (KFY)

Ursula Burns	Boston Scientific (BSX)

Peter Chernin	News Corporation (NWS)

•

Richard McGinn, also serving on our executive pay and nomination committees, was designated a “Problem Director” by The Corporate Library due to his tenure at Lucent when Lucent improperly booked $679 million in revenues while he was a key executive. Also Mr. McGinn received about 7-times as many of our withheld votes as some of our other directors.

•	Robert Walter and Peter Chernin were designated as “Accelerated Vesting” directors by The Corporate Library.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Special Shareowner Meetings –

Yes on 5

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

The Board of Directors believes that it would be costly, burdensome and disruptive to permit holders of as few as 10% of the Company’s outstanding shares to call special meetings of the Company’s shareholders. Furthermore, the proponent requests the right to call such special meetings for any reason, at any time and as often as such shareholders wish, a request that is both excessive and without apparent benefit to the other shareholders.

American Express Company has hundreds of thousands of shareholders. The preparation and distribution of proxy materials, together with the solicitation and tabulation of votes, impose significant administrative and financial burdens on the Company. When only 10% of the Company’s shareholders are permitted to call a special meeting, the Board is concerned that such a small percentage will not accurately reflect the wishes of the majority of shareholders.

The Board also believes that the Company’s existing governance policies greatly reduce the alleged “insulation” between the Company’s management and Directors. The governance policies include:

•	the annual election of the entire Board of Directors,

•	a majority voting requirement for the election of Directors,

•	no “poison pills” or super-majority vote provisions, and

•	regular dialogue with our shareholders.

There is also little basis to the proponent’s assertion that special meetings are needed to protect shareholder interests in the case of extraordinary events. If the Board wishes to merge or consolidate the Company, accept a takeover bid or sell substantially all of the Company’s assets, the Board is required to secure the approval of shareholders. The Board is also required to obtain shareholder approval of other non-routine events, such as the adoption of equity incentive plans and amendments to the Company’s certificate of incorporation.

Accordingly, the Board recommends a vote AGAINST the foregoing proposal.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

We engage in transactions, arrangements and relationships with many other entities, including financial institutions and professional organizations, in the course of our ordinary business activities. Some of our Directors, Director nominees, executive officers, greater than five percent shareholders and their immediate family members (each, a Related Person) may be directors, officers, partners, employees or shareholders of these entities. We carry out transactions with these firms on customary terms, and, in many instances, our Directors and executive officers may not have knowledge of them. To the Company’s knowledge, since January 1, 2008 no Related Person has had a material interest in any of our ongoing business transactions or relationships.

In February 2007, the Board of Directors adopted a written Related Person Transaction Policy (the Policy) governing Company transactions, arrangements and relationships involving more than $120,000 in which a Related Person has a direct or indirect material interest (Related Person Transactions). Under the Policy as amended to date, Related Person Transactions must be approved by the Nominating and Governance Committee of the Board of Directors (the Committee). The Committee may approve a Related Person Transaction only if it determines, based on a review of the relevant facts and circumstances, that it is consistent with the best interests of the Company. In the event the Company becomes aware of a Related Person Transaction that was not approved under the Policy, the Committee will consider the options available to the Company, including ratification, revision or termination of the Related Person Transaction. The Policy does not supersede any other Company policy or procedure that may apply to any Related Person Transaction, including its Corporate Governance Principles and Codes of Conduct for Directors and employees.

The Secretary’s Office is responsible for assisting the Committee in carrying out its responsibilities under the Policy. Management is required to present to the Committee the material facts of any transaction that it believes may require review under the Policy. In cases where it is impracticable or undesirable to delay a decision on a proposed transaction until the next meeting of the Committee, the Chair of the Committee may review and approve the transaction. Any such approval must be reported to the full Committee at its next regularly scheduled meeting. If a matter before the Committee involves a member of the Committee or one of the member’s immediate family members, the member may not participate in the Committee’s deliberations or vote on such matter.

Pursuant to the Policy, the Committee has pre-approved certain categories of transactions that may constitute Related Person Transactions as being consistent with the best interests of the Company. These categories are:

•	executive officer compensation approved by the Board or its Compensation Committee;

•	non-employee Director compensation approved by the Board or the Nominating and Governance Committee;

•	directors and officers insurance payments and indemnification payments made in accordance with the Company’s charter or by-laws;

•

transactions in the ordinary course of business with entities at which a Related Person is a director, executive officer, employee and/or a less than 10% beneficial owner, provided the amounts involved do not exceed the greater of $1 million or 1% of the other entity’s annual revenues;

•	transactions where the rates or charges are determined by competitive bids;

•

contributions by the Company or the American Express Foundation to a charitable organization at which a Related Person serves as a director, executive officer and/or trustee, provided that the aggregate annual amount of such contributions, excluding contributions under the Company’s gift match program and contributions under the Company’s Directors’ Charitable Award Program, do not exceed the lesser of $1 million or 2% of the organization’s total annual revenues;

•	use of the Company’s products and services on terms and conditions similar to those available to other customers or employees generally; and

•	transactions in which all shareholders receive the same benefits on a pro rata basis.

One of our Directors, Ms. Barshefsky, is a partner of the law firm of WilmerHale, and Mr. Jordan, who retired from the Board in April 2008, is of counsel to the law firm of Akin Gump Strauss Hauer & Feld LLP. Both firms provided legal services to us in 2008 at customary rates, and we may continue to use the services of both firms in 2009. Mr. Jordan is also a Senior Managing Director of the investment banking firm of Lazard Freres & Co., LLC, which the Company utilized in 2008 at customary rates and may utilize from time to time in the future for investment banking and financial advisory services.

Our executive officers and Directors may from time to time take out loans from certain of our subsidiaries on the same terms that these subsidiaries offer to the general public. For example, our two U.S. card-issuing banks may extend credit to our Directors and executive officers under our charge or lending products. All indebtedness from these transactions is in the ordinary course of our business and is on the same terms, including interest rates, in effect for comparable transactions with other people. Such indebtedness involves normal risks of collection and does not have features or terms that are unfavorable to our subsidiaries.

Our executive officers and Directors may also have transactions with us involving other goods and services, such as travel services. These transactions are also in the ordinary course of our business, and we provide them on terms that we offer to our customers generally.

Occasionally we may have employees who are related to our executive officers or Directors. We compensate these individuals in a manner consistent with our policies that apply to all employees.

We have a number of ordinary course relationships with Berkshire Hathaway Inc., its affiliates, and companies in which they have significant investments. Some of these companies are service establishments that accept our charge and credit cards and pay us fees when our customers use these cards. From time to time we may enter into joint marketing or other relationships with one or more of these companies that encourage our customers to apply for and use our cards. We also provide Corporate Card or travel services to some of these companies, and these companies pay fees to us. We may engage in other commercial transactions with these companies and pay or receive fees in those transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers and beneficial owners of 10% or more of our common shares to file reports with the SEC. Based on our records and other information, we believe that all reports that were required to be filed under Section 16 during 2008 were timely filed.

DIRECTORS AND OFFICERS LIABILITY INSURANCE

We have an insurance program in place to provide coverage for Directors and officers liability and fiduciary liability arising from employee benefit plans we sponsor. The coverage for Directors and officers liability provides that, subject to the policy terms and conditions, the insurance carriers will (1) reimburse us when we are legally permitted to indemnify our Directors and officers; (2) pay losses, including settlements, judgments and legal fees, on behalf of our Directors and officers when we cannot indemnify them; and (3) pay our losses resulting from certain securities claims. The fiduciary liability portion of the program covers Directors and employees who serve as fiduciaries for our employee benefit plans. Subject to the policy terms and conditions, it covers losses from alleged breaches of fiduciary or administrative duties, as defined in the Employee Retirement Income Security Act of 1974 or similar laws or regulations outside the United States. Effective from November 30, 2008 to November 30, 2009, this insurance is provided by a consortium of carriers. ACE American Insurance Company is the lead insurer. XL Specialty Insurance Company, Illinois National Insurance Company, Federal Insurance Company, Allied World Assurance Company Ltd., U.S. Specialty Insurance Company, Twin City Fire Insurance Company and Arch Insurance Company provide excess coverage. The program also includes supplemental layers dedicated exclusively to providing coverage for Directors and officers when we cannot indemnify them. The supplemental layers are provided by XL Specialty Insurance Company, National Union Fire Insurance Company of Pittsburgh, PA, RLI Insurance Company, U.S. Specialty Insurance Company, AIG Excess Liability Insurance International Limited, Allied World Assurance Company Ltd., St. Paul Fire & Marine Insurance Company, Continental Casualty Company and Liberty Mutual Insurance Company. We expect to obtain similar coverage upon expiration of the current program. The annual premium for the current program is $7,877,919.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION

OF PROXY PROPOSALS, NOMINATION OF DIRECTORS

AND OTHER BUSINESS OF SHAREHOLDERS

Under SEC rules, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for the 2010 Annual Meeting of Shareholders, our Secretary must receive the proposal at our principal executive offices by November [    ], 2009. Any such proposal should comply with the requirements of Rule 14a-8 promulgated under the Exchange Act.

Under our by-laws, and as SEC rules permit, shareholders must follow certain procedures to nominate a person for election as a Director at an annual or special meeting, or to introduce an item of business at an annual meeting. Under these procedures, shareholders must submit the proposed nominee or item of business by delivering a notice to the Secretary of the Company at our principal executive offices. We must receive notice as follows:

•

We must receive notice of a shareholder’s intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days nor more than 120 days before the first anniversary of the prior year’s meeting. Assuming that the Annual Meeting is held on schedule, we must receive notice pertaining to the 2010 Annual Meeting of Shareholders no earlier than December 28, 2009 and no later than January 27, 2010.

•

However, if we hold the annual meeting on a date that is not within 25 days before or after such anniversary date, we must receive the notice no later than 10 days after the earlier of the date we first provide notice of the meeting to shareholders or announce it publicly.

•

If we hold a special meeting to elect Directors, we must receive a shareholder’s notice of intention to introduce a nomination no later than 10 days after the earlier of the date we first provide notice of the meeting to shareholders or announce it publicly.

A notice of a proposed nomination must include certain information about the shareholder and the nominee, as well as a written consent of the proposed nominee to serve if elected. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder in the business and certain other information about the shareholder. Any notice (other than a proposal pursuant to Rule 14a-8) that is received after the times specified above for proposed items of business will be considered untimely under Rule 14a-4(c) under the Exchange Act. The persons named in the proxy for the meeting may exercise their discretionary voting power with respect to all such matters, including voting against them.

The Board and our management have not received notice of, and are not aware of, any business to come before the Annual Meeting other than the agenda items we refer to in this proxy statement and other than a proposal that may be presented by a shareholder relating to the American Express Code of Conduct for employees, for which the named proxies have discretionary authority in voting the proxies under Rule 14a-4(c) under the Exchange Act and intend to exercise such discretion to vote against such proposal if presented at the Annual Meeting. If any other matter comes before the Annual Meeting, the named proxies will use their best judgment in voting the proxies.

* * * *

If you would like a copy of our 2008 Form 10-K, excluding certain exhibits, please contact Stephen P. Norman, Secretary, American Express Company, 200 Vesey Street, New York, New York 10285.

Please vote by telephone or the Internet or sign, date and return the enclosed proxy or voting instruction form in the prepaid envelope. We encourage you to attend the April 27, 2009 Meeting. The Company will not require tickets for admission to the meeting. However, to assure that attendance is limited to shareholders, please bring with you some proof of your common share ownership, such as a current brokerage statement, and an identification bearing a photograph. If you hold your shares in street name, you must obtain a valid proxy, executed in your favor, from the holder of record if you wish to vote these shares at the Annual Meeting.

KENNETH I. CHENAULT

Chairman and Chief Executive Officer

LOCATION OF THE 2009 ANNUAL MEETING OF

SHAREHOLDERS OF

AMERICAN EXPRESS COMPANY

The American Express Service Center in Greensboro, North Carolina, site of the Company’s 2009 Annual Meeting of Shareholders, is located at 7701 Airport Center Drive, Greensboro, North Carolina. Directions from the Winston-Salem and Greensboro Airports are set forth below.

From Winston-Salem:

Take I-40 East to the Piedmont Triad International Airport exit. At the light at the end of the exit ramp, make a left – this will put you on Highway 68 North. Take 68 north to the Airport exit (Bryan Boulevard). Take Bryan Boulevard (approximately  1/2 mile) to the traffic light (Regional Road / Burgess Road). Make a left on Regional Road. American Express is the first entrance on the left.

From Greensboro:

Take I-40 West to the Piedmont Triad International Airport exit. At the light at the end of the exit ramp, make a right – this will put you on Highway 68 North. Take 68 north to the Airport exit (Bryan Boulevard). Take Bryan Boulevard (approximately  1/2 mile) to the traffic light (Regional Road / Burgess Road). Make a left on Regional Road. American Express is the first entrance on the left.

200 VESEY STREET NEW YORK, NY 10285	PRELIMINARY PROXY MATERIALS - SUBJECT TO REVIEW

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on April 22, 2009 (for holders in employee benefit plans), or on April 26, 2009 (for all other shareholders). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by American Express Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on April 22, 2009 (for holders in employee benefit plans), or on April 26, 2009 (for all other shareholders). Have this proxy card in hand when you call and then follow the instructions.

Toll free in the U.S. and Canada.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
AMEXP1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN EXPRESS COMPANY

The Board of Directors recommends a vote FOR all the nominees listed below, FOR Items 2 and 3, and AGAINST Items 4 and 5. If no voting instructions are given, the proxy will be voted as the Board of Directors recommends.

Vote on Directors
1.	To elect Directors	For	Against	Abstain				For	Against	Abstain
Nominees:
	1a) D.F. AKERSON	☐	☐	☐		1h)	R.A. MCGINN	☐	☐	☐
	1b) C. BARSHEFSKY	☐	☐	☐		1i)	E.D. MILLER	☐	☐	☐
	1c) U.M. BURNS	☐	☐	☐		1j)	S.S REINEMUND	☐	☐	☐
	1d) K.I. CHENAULT	☐	☐	☐		1k)	R.D. WALTER	☐	☐	☐
	1e) P. CHERNIN	☐	☐	☐		1l)	R.A. WILLIAMS	☐	☐	☐
	1f) J. LESCHLY	☐	☐	☐	Vote on Proposals
	1g) R.C. LEVIN	☐	☐	☐	2.	Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009.		☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐	3.	Advisory (non-binding) vote approving executive compensation.		☐	☐	☐
					4.	Shareholder proposal relating to cumulative voting for Directors.		☐	☐	☐
					5.	Shareholder proposal relating to the calling of special shareholder meetings.		☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on April 27, 2009

The American Express Company Proxy Statement and 2008 Annual Report to Shareholders are available at www.proxyvote.com.

Notice to employees participating in the American Express Retirement Savings Plan (“Amex RSP”) or the Employee Stock Ownership Plan of Amex Canada, Inc. (“ESOP”).

These shares will be voted as you instruct if your proxy card, telephone, or lnternet voting instructions are received on or before 11:59 P.M. Eastern Time, Wednesday, April 22, 2009, by Broadridge, which is acting on behalf of the Trustees of these Plans.

If Broadridge does not receive your voting instructions by 11:59 P.M. Eastern Time, Wednesday, April 22, 2009, the Trustees of the Amex RSP and the ESOP will not vote these shares.

AMEXP2

AMERICAN EXPRESS COMPANY

Proxy Solicited on Behalf of the Board of Directors

for the Annual Meeting of Shareholders on Monday, April 27, 2009

The undersigned hereby appoints Daniel T. Henry, Stephen P. Norman and Louise M. Parent, or any of them, proxies or proxy, with full power of substitution, to vote all common shares of American Express Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Company’s Greensboro Service Center, 7701 Airport Center Drive, Greensboro, NC 27409, on Monday, April 27, 2009 at 10:00 A.M., Eastern Time, and at any adjournment(s) or postponement(s) of the Meeting, as indicated on the reverse side of this proxy card with respect to the proposals set forth in the Proxy Statement, and in their discretion upon any matter that may properly come before the Meeting or any adjournment(s) or postponement(s) of the Meeting. The undersigned hereby revokes any proxies submitted previously.

To ensure timely receipt of your vote and to help the Company reduce costs, you are encouraged to submit your voting instructions by lnternet or by telephone. Follow the instructions on the reverse side of this card.

If you choose to submit your voting instructions by mail, mark, sign and date this proxy card on the reverse side and return it promptly in the envelope provided. You do not need to mark any boxes if you wish to vote as the Board of Directors recommends.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Please date and sign on the reverse side.)